Table of Contents

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed.

Preliminary Offering Circular

Subject to Completion. Dated February 11, 2025

Xtreme One Entertainment, Inc.

(Exact name of issuer as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

47 Commerce SW,
Grand Rapids, MI 49503
305-701-9100

(Address, including zip code, and telephone number, including area code of issuer’s principal executive office)

711310 - Promoters of Performing Arts, Sports, and Similar Events with Facilities	20-8535566
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

66,666,667 Shares of Common Stock

This is a public offering of shares of common stock of Xtreme One Entertainment, Inc.

The total offering shall be for $10,000,000 with an offering price of $0.15 per share, equaling 66,666,667 total shares. The end date of the offering will be exactly 365 days from the date the offering is qualified.

Our common stock currently trades on the OTC Pink market under the symbol “XONI” and the closing price of our common stock on December 13, 2024 was $0.0499. Our common stock currently trades on a sporadic and limited basis.

We are offering our shares without an exclusive placement agent. However, the Company reserves the right to retain one. Upon approval of the Company of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the Company’s bank account and may dispose of the proceeds in accordance with the Use of Proceeds.

We expect to commence the sale of the shares as of the date on which the Offering Statement of this Offering Circular is qualified by the Commission.

See “Risk Factors” to read about factors you should consider before buying shares of common stock.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any Offering Circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

This Offering Circular follows the Offering Circular format described in Part II (a)(1)(ii) of Form 1-A.

Offering Circular Dated February 11, 2025

No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire Offering Circular carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this Offering Circular. Unless the context requires otherwise, references in this Offering Circular to “the Company,” “we,” “us” and “our” refer to Xtreme One Entertainment, Inc.

OUR COMPANY

Xtreme One Entertainment, Inc. (“XONI” or “the Company”) (XONI: OTC) was incorporated in the state of Delaware on May 5, 1995 as a consumer and diversified holding Company and has been operating as an agricultural real estate business since 2014. On September 15, 2023, the Company’s Board of Directors approved the acquisition of all of the issued and outstanding capital stock of XFC Global Inc., a Wyoming corporation (“XFC Global”) in a stock-for-stock exchange. Concurrently, the Company changed its name and its business focus to media, entertainment, live sports, and event marketing.

OVERVIEW

The Company is comprised of a management team of proven leaders in media, marketing, sports and entertainment, with the express purpose of acquiring and launching professional sports leagues and content, we have acquired an exclusive and five (5) year renewable license for the use of the name “XFC” which was the cornerstone to the intellectual property, branding and media of one of the largest professional mixed martial arts (MMA) event promotion companies in the United States and Latin America which had been in existence in the MMA event promotion business for nearly two decades prior to 2021.

As the Licensee of the “XFC” brand, we are focused on discovering up-and-coming talent, and unlocking the potential of the next generation of MMA fighters. Our increasing roster of rising athletes, commitment to the community, and use of a fighter-centric model lead us to believe that we will make a formidable presence in the live MMA event space.

In addition to the sponsorship and promotion of MMA events, we intend to expand into the development, production, and promotion of other live entertainment and sporting events.

OUR STRATEGY

Our long-term strategy is to develop a series of extreme sporting events and leagues designed to appeal to broad audiences globally. With the acquisition of XFC Global and their license for Xtreme Fighting Championship’s intellectual property, we established a solid platform for our first extreme sporting league. Our goal is to become the primary supplier of “the next generation of MMA” athletes to the UFC and PFL. We believe there is an opportunity between the top-tier MMA leagues and the regional MMA shows that currently exist. Said more succinctly, we aspire for XFC to be the “minor leagues” of MMA.

To execute our plan, we will establish and revitalize the XFC brand through a series of MMA contests in two initial categories including tentpole main events and “Young Guns” series.

Tentpole main events will take place 4-6 times per year, be held in larger venues, be professionally produced, and be broadcast globally. Events that include eight to ten bouts. These bouts will feature up-and-coming and veteran professional MMA fighters across genders and a variety of weight classes. Initially, we expect to produce four to six main events per year, which may grow as we continue to develop the property.

The Young Guns series events will feature smaller events and young, up-and-coming fighters that represent the next generation of MMA. We plan to host 10-12 Young Guns events per year and will typically have a smaller live audience and lower production costs, which allows us to host them more frequently in periods between main events. Young Guns events will also be a key source of new talent to continue growing the main event stable of fighters.

1

To attract and retain fighter talent, we are pursuing a “fighter first” approach to our operations. As part of this strategy, we expect to provide fighters with basic benefits that include compensation for fighting along with bonuses for winning their respective bouts, as well as travel and hotel accommodations for each main event. These benefits will also be offered to rookie fighters in Young Guns events, with compensation commensurate with experience and fight records.

In addition to the basic benefits, we plan to offer additional benefits to fighters to encourage them to develop their own personal and professional brands. Leveraging our marketing strength, we will train fighters on developing branding, provide a professional headshot and marketing package for use in events, assist them in developing their social media presence, and help them understand the benefits of developing and executing a brand strategy with their fans.

We anticipate generating revenue from multiple channels, including ticket and merchandise sales at live events, as well as broadcast and pay-per-view revenues. We believe the more significant long-term revenue opportunities revolve around sponsorship opportunities for logo and product placements at events and within televised content and broadcast media rights. We’ve developed initial sponsorship packages to offer companies that align well with our extreme sporting brands, but we must first demonstrate success in event production and audience engagement to highlight the value of being a sponsor. Longer term, we plan to develop additional membership opportunities for our fans that will provide exclusive benefits within each of our extreme brands.

Following the successful launch of the XFC event channel, we intend to explore additional extreme sporting events or activities that may include additional combat sports, outdoor and water sports, or others. We anticipate that these expanded opportunities will follow similar revenue and operating models as we have developed for XFC.

To prove our operating model and entertainment concepts, we have already held three successful tentpole events. On April 12, 2024, our XFC Global subsidiary completed its first live XFC branded MMA event, “XFC 50: Resurrection” at the RP Funding Center in Lakeland, Florida. The event featured eight total bouts with a variety of male and female fighters in various weight classes. The event was attended by both a live audience and a broadcast pay-per-view audience. The Company’s subsidiary also engaged in the sale of branded merchandise at the event.

Following this initial event, we produced a second main event, the XFC Grand Prix II, held on May 31, 2024 in Detroit. This event featured a variety of bouts in conjunction with the Detroit Grand Prix racing event held that same weekend. The event featured nine total bouts with a variety of male and female fighters in various weight classes. The event was held for a live ticketed audience as well as a media broadcast pay-per-view audiences in the United States and internationally. The Company’s subsidiary also engaged in the sale of branded merchandise at the event. The second main event marked sequential improvements in several key performance measures, including increased ticket sales, increased streaming viewership, and significant improvements in fan engagement through the Company’s website and social media channels.

On September 27, 2024, we hosted “XFC 51: Evolution” at the Baird Center in Milwaukee, Wisconsin. The event featured seven total bouts with a variety of male and female fighters in various weight classes. The event was held for a live ticketed audience as well as a media broadcast to pay-per-view audiences in the United States and internationally and included the sale of branded merchandise at the event.

We are currently planning on revitalizing our “Young Guns” series of bouts featuring emerging MMA fighters in smaller venues presented before a live audience and broadcast via streaming services. Three Young Guns events are in the initial planning phases for early 2025, with the first events scheduled for February 2025.

Through XFC Global and the legacy MMA properties, we will continue developing premier MMA events in 2025, and our initial plans include 3-4 main event or tentpole productions and 11-12 Young Guns events. We are also planning to develop additional entertainment properties and content IP spanning combat sports, watersports and others in fiscal 2025 and beyond.

Live events are produced for spectators as well as for broadcast over media, including pay-per-view streaming services. During the third quarter of 2024, the Company announced an additional distribution arrangement with the U.S. Department of Defense to broadcast XFC events live on the American Forces Network. To further our marketing efforts, we announced an innovative NIL (Name, Image, Likeness) partnership with a number of world-class college wrestlers and combat-sport veterans in the third quarter. We engaged with several members of the partnership at the recent XFC 51: Evolution held in Milwaukee.

2

THE OFFERING

Common Stock we are offering(1)	66,666,667 shares of Common Stock.

Common Stock outstanding before this Offering (2)	137,223,434 Common Stock, par value $0.001

Use of proceeds	The funds raised per this offering will be utilized in administrative and legal fees, marketing, advertising and promotional expenses, product inventory and staffing in the United States. See “Use of Proceeds” for more details.

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this Offering Circular for a discussion of factors you should carefully consider before deciding whether to invest in our common stock.

(1)	Based upon the offering price of $0.15 per share.

(2)	As of December 13, 2024 we have 137,223,434 shares of common stock issued and outstanding. We estimate that upon qualification and issuance of the common shares as contemplated herein, we will have approximately 203,890,101 common shares issued and outstanding based upon an offering price of $0.15 per share.

This offering is being made on a self-underwritten basis without the use of an exclusive placement agent, although the Company may choose to engage a placement agent at its sole discretion. As there is no minimum offering, upon approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the Company’s bank account and may dispose of the proceeds in accordance with the Use of Proceeds.

Management will make its best effort to fill the subscription. In the event that the Offering Circular is fully subscribed, any additional subscriptions shall be rejected and returned to the subscribing party, along with any funds received.

In order to subscribe and purchase the shares, a prospective investor must complete a subscription agreement and send payment by check, wire transfer or ACH. Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues or net assets for the investor’s most recently completed fiscal year are used instead.

While the Company has not currently engaged any party for public relations or promotion of this offering, we may use the firm of Lambert Global, LLC, a Delaware limited liability company (“Lambert LLC”), which is led by founder, Executive Chairman and non-control shareholder Jeffrey Lambert. Lambert owns twenty six percent (26%) interest in Lambert, LLC and is a member of the Board of Directors.

As of the date of this filing, there are no additional offers for shares, nor are there any options, warrants, or other rights for the issuance of additional shares except those described herein.

3

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this Offering Circular, including the consolidated financial statements and the related notes, before making a decision to buy our common stock. If any of the following risks actually occur, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

This offering contains forward-looking statements. Forward-looking statements relate to future events or our financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors that may cause our customers’ or our industry’s actual results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements to differ. “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as other sections in this prospectus, discuss the important factors that could contribute to these differences.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

This prospectus also contains market data relevant to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, the actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by this data or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition and the market price of our common stock.

Risk Related to our Company and our Business

We may require additional funds in the future to achieve our current business strategy, and our inability to obtain funding may cause our business plan to fail.

We may need to raise additional funds through public or private debt or equity sales to fund our future operations and fulfill contractual obligations in the future. This financing may not be available when needed. Even if this financing is available, it may be on terms that we deem unacceptable or are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our inability to obtain financing would have an adverse effect on our ability to implement our current business plan and develop our events and products, and as a result, we could be required to reduce or suspend our operations and possibly cease our existence.

Even if we are successful in raising capital in the future, we will likely need to raise additional capital to continue and/or expand our operations. If we do not raise additional capital, the value of any investment in our Company may become worthless. In the event that we do not raise additional capital from conventional sources, it is likely that we may need to scale back or curtail implementing our business plan.

Our management has limited experience operating a public company in the live sports and event marketing industry and is subject to the risks commonly encountered by early-stage companies.

Although the management of Xtreme One Entertainment, Inc. has experience operating public companies, current management has not had to manage expansion while being a public company in the live sports and event marketing industry. We have a limited operating history for our current business model, so our operating prospects should be considered in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. These risks include:

4

●	risks that we may not have sufficient capital to achieve our growth strategy;

●	risks that we may not develop our product and service offerings in a manner that enables us to be profitable and meet our customers’ requirements;

●	risks that our growth strategy may not be successful; and

●	risks that fluctuations in our operating results will be significant relative to our revenues.

These risks are described in more detail below. Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business will be significantly harmed.

We may not be successful in implementing our business strategy, or our business strategy may not be successful, both of which will impede our development and growth.

Our business consists primarily of live MMA events produced for spectators and broadcast over media, including pay-per-view streaming services, as well as the sale and marketing of branded merchandise to fans. Our ability to implement this business strategy is dependent on our ability to:

●	Distinguish ourselves in a very competitive market;

●	Establish brand recognition and customer loyalty; and

●	Manage growth in administrative overhead costs during the initiation of our business efforts.

We do not know if we will be able to continue successfully implementing our business strategy or whether it will ultimately be successful. In assessing our ability to meet these challenges, a potential investor should take into account our need for significant amounts of capital to fund marketing and product development within our subsidiaries and brand recognition, our management’s relative inexperience, the competitive conditions existing in our industry, and general economic conditions. Our growth is largely dependent on our ability to successfully implement our business strategy. If we fail to implement our business strategy or divert resources to a business that ultimately proves unsuccessful, our revenues may be adversely affected.

We must effectively manage the growth of our operations, or the Company will suffer.

Our business consists primarily of live MMA events produced for spectators and broadcast over media, including pay-per-view streaming services, as well as the sale and marketing of branded merchandise to fans. Expansion of our operations, to include the development of all our portfolios, may also cause a significant demand on our management, finances, and other resources. Our ability to manage the anticipated future growth, should it occur, will depend upon a significant expansion of our accounting and other internal management systems and the implementation and subsequent improvement of a variety of systems, procedures, and controls. There is no guarantee that significant problems will not arise in these areas. Any failure to expand these areas and implement and improve procedures and controls in an efficient manner at a pace consistent with our business could have a material adverse effect on our business, financial condition, and results of operations. There can be no assurance that our attempts to expand our marketing, sales, and event production efforts will be successful or will result in additional sales or profitability in any future period.

We have limited existing brand identity and customer loyalty; if we fail to market our brand to promote our event offerings, our business could suffer.

Because of the limited commercialization of our brand, we currently do not have a strong brand identity or brand loyalty. We believe that establishing and maintaining brand identity and brand loyalty is critical to attracting fighters and customers. In order to attract fighters and audiences to our branding, we may be forced to spend substantial funds to create and maintain brand recognition among consumers. We believe that the cost of these campaigns could increase substantially in the future. If our branding efforts are not successful, our ability to earn revenues and sustain our operations will be harmed.

5

Promotion and enhancement of our products and services will depend on our success in consistently providing high-quality entertainment and products to our customers.

Jeffrey T. Lambert beneficially owns 50,400,000 shares of common stock and 2,000,000 shares of Series A Preferred Stock, which collectively entitle Mr. Lambert to 87.34% of the voting rights of the issued and outstanding shares of the Company entitled to vote on shareholder matters before the offering, and would hold 84.94% of the voting rights of the issued and outstanding shares of the Company entitled to vote on shareholder matters following the sale of 66,666,667 common shares as contemplated herein. As a result, Mr. Lambert has and will retain a controlling interest and may unilaterally control the Company in all matters submitted to our stockholders for approval, including:

●	Election of our board of directors;

●	Removal of any of our directors;

●	Amendment of our Certificate of Incorporation or bylaws;

●	Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

Because of his ownership and position, Mr. Lambert is able to unilaterally control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, the future prospect of sales of significant amounts of shares held by Mr. Lambert could affect the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market, and the value of your investment in our Company may decrease. Mr. Lambert’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

We have a history of operating losses, and we will need additional financing to meet our future long-term capital requirements.

We have a history of losses and may continue to incur operating and net losses for the foreseeable future. For the nine months ended September 30, 2024, we had negative working capital of $4,003,190 and an accumulated deficit of $13,785,027. We have not achieved sustainable profitability on an annual basis. We may not be able to reach the level of revenue necessary to achieve profitability. If our revenues grow slower than anticipated or if operating expenses exceed expectations, then we may not be able to achieve profitability in the near future or at all, which may depress our stock price.

Our resources may not be sufficient to manage our potential growth; failure to properly manage our potential growth would be detrimental to our business.

We may fail to adequately manage our potential future growth. Any growth in our operations will place a significant strain on our administrative, financial, and operational resources and increase demands on our management and on our operational and administrative systems, controls, and other resources. We cannot assure you that our existing personnel, systems, procedures, or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures, and controls to expand, train, and manage our employee base and maintain close coordination among our technical, accounting, finance, marketing, and sales staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems. To the extent we acquire businesses, we will also need to integrate and assimilate new operations, technologies, and personnel. If we are unable to manage growth effectively, such as if our sales and marketing efforts exceed our capacity to install, maintain, and service our products, or if new employees are unable to achieve performance levels, our business, operating results, and financial condition could be materially and adversely affected.

6

Our financial situation creates doubt about whether we will continue as a going concern.

Since inception, the Company has generated minimal revenues, incurred losses, and reported losses for the period from inception through September 30, 2024. Further, we expect to incur a net loss for the fiscal year ending December 31, 2024, primarily as a result of increased operating expenses. There can be no assurance that we will be able to achieve a level of revenue adequate to generate sufficient cash flow from operations or obtain additional financing through private placements, public offerings, and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings, and/or bank financing are insufficient, we will have to raise additional working capital. There is no guarantee that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available, we may be forced to discontinue operations, which would cause investors to lose their entire investment.

We will need to increase the size of our organization, and we may be unable to manage rapid growth effectively.

Our failure to manage growth effectively could have a material and adverse effect on our business, results of operations, and financial condition. We anticipate that a period of significant expansion will be required to address possible acquisitions of additional entertainment properties, products, or rights. This expansion will place a significant strain on management, operational, and financial resources. To manage the expected growth of our operations and personnel, we must both improve our existing operational and financial systems, procedures, and controls and implement new systems, procedures, and controls. We must also expand our finance, administrative, and operations staff. Our current personnel, systems, procedures, and controls may not adequately support future operations. Management may be unable to hire, train, retain, motivate, and manage necessary personnel or to identify, manage, and exploit existing and potential strategic relationships and market opportunities.

We are dependent on the continued services and performance of our senior management, the loss of any of whom could adversely affect our business, operating results, and financial condition.

Our future performance depends on the continued services and contributions of our senior management to execute our business plan and to identify and pursue new opportunities and product and brand innovations. The loss of services by senior management could significantly delay or prevent the achievement of our strategic objectives. The loss of the services of senior management for any reason could adversely affect our business, prospects, financial condition, and results of operations.

We may become subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from pursuing our business plan and marketing our merchandise, require us to obtain licenses from third parties, develop non-infringing alternatives, and subject us to substantial monetary damages.

Third parties could, in the future, assert infringement or misappropriation claims against us. The infringement or misappropriation of a patent, trademark, or other intellectual property involves complex legal and factual issues, the determination of which is often uncertain. Therefore, we cannot be certain that we have not infringed on the intellectual property rights of others. Our potential competitors may assert that we have infringed their patents.

Any infringement or misappropriation claim could cause us to incur significant costs, place significant strain on our financial resources, divert management’s attention from our business, and harm our reputation. If the relevant patents in such a claim were upheld as valid and enforceable and we were found to infringe on them, we could be prohibited from marketing our events or selling our merchandise that is found to infringe unless we could obtain licenses to do so. We may be unable to obtain such a license on terms acceptable to us, if at all, and we may not be able to redesign our offerings to avoid infringement. A court could also order us to pay compensatory damages for such infringement, plus prejudgment interest, and could, in addition, treble the compensatory damages and award attorney fees. These damages could be substantial and could harm our reputation, business, financial condition, and operating results. A court could also enter orders that temporarily, preliminarily, or permanently enjoin us and our customers from making, using, or selling merchandise and could enter an order mandating that we undertake certain remedial activities. Depending on the nature of the relief ordered by the court, we could become liable for additional damages to third parties.

7

A competitor with a stronger or more suitable financial position may enter our marketplace.

Our business’ success is primarily dependent on our ability to conduct MMA events for live attendance and media broadcast, as well as the sale and marketing of branded merchandise to fans, compared to rival events offered by our competitors. If a direct competitor arrives in our market, achieving market acceptance for our services, our business model may require additional marketing efforts and the expenditure of significant funds, the availability of which cannot be guaranteed, to create awareness and demand among customers. We have limited financial, personnel, and other resources to undertake additional marketing activities. Accordingly, no assurance can be given that we will be able to win business from a stronger competitor.

Litigation may harm our business.

Substantial, complex, or extended litigation could cause us to incur significant costs and distract our management. For example, lawsuits by employees, stockholders, collaborators, distributors, customers, competitors, or others could be very costly and substantially disrupt our business. Disputes from time to time with such companies, organizations, or individuals are not uncommon, and we cannot assure you that we will always be able to resolve such disputes on terms favorable to us. Unexpected results could cause us to have financial exposure in these matters in excess of recorded reserves and insurance coverage, requiring us to provide additional reserves to address these liabilities, therefore impacting profits.

Risks Related to Our Business and Industry

We have not voluntarily implemented various corporate governance measures, in the absence of which shareholders may have more limited protections against interested director transactions, conflicts of interest, and similar matters.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address the board of directors’ independence, and audit committee oversight. We have not yet adopted any of these corporate governance measures, and since our securities are not yet listed on a national securities exchange, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. Prospective investors should keep in mind our current lack of corporate governance measures when formulating their investment decisions.

If we are unable to retain our staff, our business and results of operations could be harmed.

Our ability to compete with other event management companies and develop our business is largely dependent on the services of Chris Defendis and Jeff Tryka, the Company’s President and Chief Financial Officer, respectively, and other employees and contractors who assist them in the management and operation of the business. If we are unable to retain Mr. Defendis and Mr. Tryka’s services and to attract other qualified senior management and key personnel on terms satisfactory to us, our business will be adversely affected. We do not have key man life insurance covering the lives of either Mr. Defendis or Mr. Tryka, and even if we are able to afford such a policy, our coverage levels may not be sufficient to offset any losses we may suffer as a result of either their death, disability, or other inability to perform services for us.

We are highly dependent upon a few key contracts, the termination of which would have a material adverse effect on our business and financial condition.

We intend to grow the Company for an international audience to include not only MMA events but also combat sports and watersports, among other sectors. However, at present, we have a limited market presence and are highly dependent on a few key relationships with third-party providers. The loss of our relationship with these third-party providers would have a material adverse effect on our business and financial condition.

8

We may acquire businesses and enter into joint ventures that will expose us to increased operating risks.

As part of our growth strategy, we intend to acquire other entertainment properties, as well as other related sporting event and event management businesses. We cannot provide any assurance that we will find attractive acquisition candidates in the future, that we will be able to acquire such candidates on economically acceptable terms, or that we will be able to finance acquisitions on economically acceptable terms. Even if we are able to acquire new businesses in the future, they could result in the incurrence of substantial additional indebtedness and other expenses or potentially dilutive issuances of equity securities and may affect the market price of our common stock or restrict our operations.

We currently do not have a traditional credit facility with a financial institution. This absence may adversely affect our operations.

To expand our business, we require access to capital and credit. We currently do not have a traditional credit facility with a financial institution. The absence of a traditional credit facility with a financial institution could adversely impact our operations. If we are unable to access lines of credit, we may be unable to finance event operations and retain elite fighters who would otherwise be willing to enter into contracts with us. The loss of potential and existing opportunities because of an inability to finance our endeavors would have a material adverse effect on our financial condition and results of operations.

Our board of directors and management have limited their liability.

We have adopted provisions in our Certificate of Incorporation that limit the liability of our directors and officers, and we have also adopted provisions in our bylaws that provide for indemnification by the Company of our officers and directors to the fullest extent permitted by Delaware corporate law. Our Certificate of Incorporation generally provides that our directors shall have no personal liability to the Company or its stockholders for monetary damages for breaches of their fiduciary duties as directors, except for breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. Such provisions substantially limit our shareholders’ ability to hold directors liable for breaches of fiduciary duty.

In addition to the provisions in our Certificate of Incorporation and Bylaws, we have also entered into indemnification agreements with our directors and officers that provide a right to indemnification to the fullest extent permissible under Delaware law. These charter, bylaw, and contractual provisions may limit our shareholders’ ability to hold our directors and officers accountable for breaches of their duties or otherwise discourage shareholders from enforcing their rights, either directly or derivatively, against our directors or officers.

We are exposed to the risks of legal proceedings.

We are subject to various claims and legal actions arising in the ordinary course of our business. Any such litigation could be very costly and distract our management from focusing on operating our business. The existence of any such litigation could harm our business, results of operations, and financial condition. The results of actual and potential litigation are inherently uncertain. An unfavorable result in a legal proceeding could adversely affect our reputation, financial condition, and operating results.

Our share structure could impede a non-negotiated change of control of the Company.

We have four (4) classes of Preferred Stock authorized: the Series A Convertible Preferred Stock, consisting of two million (2,000,000) shares authorized (the “Series A Preferred”), the Series B Convertible Preferred Stock, consisting of five million (5,000,000) shares authorized (the “Series B Preferred”), the Series C Convertible Preferred Stock, consisting of twenty million (20,000,000) shares authorized (the “Series C Preferred”), and the Series D Convertible Preferred Stock, consisting of twenty-five million (25,000,000) shares authorized (the “Series D Preferred”) All of the Series B Preferred, together with all of the Series C Preferred and the Series D Preferred, have been redeemed or otherwise returned to the Company; we only have the two million (2,000,000) shares of Series A Preferred issued and outstanding as of the date of this Offering.

9

Each share of Series A Preferred is convertible into common stock at the rate of .000002 times the total issued and outstanding common stock at the time of conversion, times the number of shares of the Series A Preferred issued and outstanding at the time of conversion. The holders of Series A Preferred vote together with the holders of our common stock on all matters; however, our Series A Preferred has certain advantageous conversion rights and super voting rights. By example only, with the current 137,223,434 shares of our Common Stock issued and outstanding, the holder of the 2,000,000 shares of the Series A Preferred will have 548,893,736 votes, as the Series A Preferred votes on an “as converted basis”, while the holders of our Common Stock will have 137,223,434 votes; Therefore; as long as the total issued and outstanding shares of the Series A Preferred remains at two million (2,000,000) shares, the holder(s) of the Series A Preferred will always have eighty percent (80%) of the total available voting power.

Consequently, any attempt to take over the Company without the consent of our Series A Preferred stockholders would be extremely difficult to achieve. Because of the disproportionate voting control of our Series A Preferred, the holder(s) of our Series A Preferred could inhibit, delay, or frustrate entirely an attempt by others to take over control of our Company and could prevent our shareholders from obtaining a premium for their shares. In addition, the holder(s) of our Series A preferred stock hold a controlling beneficial interest in our Company and may unilaterally determine the election of our board of directors and other substantive matters requiring approval of our stockholders and, therefore, may unilaterally determine the direction of our Company.

We may not be able to attract and retain top-tier professional MMA fighters.

Our success hinges on our ability to recruit and retain top-tier professional MMA fighters. Fans and sponsors are drawn to events headlined by elite fighters, which in turn boosts the value of our media rights. However, we face stiff competition from other regional, national, and global promoters vying for the same pool of talent. Failing to secure and retain premier fighters could severely impact our operating results and jeopardize our overall business.

Finding, recruiting, and keeping well-respected professional mixed martial artists (MMA fighters) for our productions is essential to our business. Events showcasing elite fighters draw in fans and sponsors, and a production’s ability to sell television and other media rights is largely influenced by the caliber of its fighter roster. Due to competition from other regional promoters for the same fighters, we might not be able to draw in and keep important professional mixed martial arts fighters. Our major negative impact on our business and operating results could result from our inability to host events with elite professional fighters.

A decline in the popularity of mixed martial arts could adversely affect our business.

Unpredictable changes in consumer tastes and entertainment industry trends, which might vary with alterations in the social and political environment, pose a risk to our business’s success. Although we think mixed martial arts is becoming more popular throughout the world, any change in the preferences of our fans or a significant alteration in the way our distributors, sponsors, and licensees see our brand—whether due to social, political, or other factors—could have a negative effect on our operational performance.

Our limited operating history makes forecasting our revenues and expenses difficult.

Due to our limited operating history, accurately forecasting future revenues is challenging. Our current and future expenses are based on our operating plans and estimates of future revenues. Revenues and operating results are difficult to predict, as they largely depend on our ability to promote events, secure national sponsorships and advertising for regional promotions, and establish television/media distribution deals. As a result, we may be unable to adjust spending to compensate for any unexpected revenue shortfalls, potentially leading to substantial losses and a lower market price for our common stock.

Our success depends substantially on our ability to maintain a professional reputation.

Maintaining a strong professional reputation is crucial for our success. Unfavorable publicity could hinder our ability to attract and retain top talent or secure potentially lucrative media, licensing, and sponsorship deals. Factors that could negatively impact our standing include negative publicity surrounding our leadership, key personnel, or participating athletes. These athletes frequently have large social media followings, amplifying any negative narratives about them or our organization, such as allegations of misconduct. Such unfavorable publicity could lead to the termination of media rights, licensing, sponsorships, and other contracts, as well as difficulties in forging new partnerships or recruiting employees. A damaged reputation could have a negative impact on our business, finances, and overall performance.

10

A decline in general economic conditions could adversely affect our business.

Our operations are affected by general economic conditions, which generally may affect consumers’ disposable income, the level of advertising spending, and sponsorship. The demand for entertainment and leisure activities tends to be highly sensitive to the level of consumers’ disposable income. A decline in general economic conditions could reduce the level of discretionary income that our fans and potential fans have to spend on our live and televised entertainment and consumer products, which could adversely affect our revenues.

We operate in a highly competitive industry. If we are unable to compete with our competitors, our business, financial condition, results of operations, cash flows, and prospects could be materially adversely affected.

We operate in a highly competitive industry. Our competitors are numerous, ranging from large multinational corporations, which have significantly greater capital resources than us, to relatively small and specialized regional or local event promoters. Our competition includes well-known companies like Ultimate Fighting Championship (UFC), Professional Fighters League (PFL), Bare Knuckle Fighting Champions (BKFC), and Fight Nights Global (FNG) among many others. We expect to be at a disadvantage when competing with our competition due to their substantially greater financial and management resources and capabilities. Our inability to compete could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects.

Risks Related to the Securities Markets and Ownership of our Equity Securities

The common stock is thinly traded, so you may be unable to sell at or near asking prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

The common stock has historically been sporadically traded on the OTC Pink Sheets, meaning that the number of persons interested in purchasing our shares at or near asking prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small Company that is relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven Company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or nonexistent, as compared to a seasoned issuer, which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

The market price for the common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history, and lack of revenue, which could lead to wide fluctuations in our share price. The price at which you purchase our shares may not be indicative of what will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, resulting in substantial losses for you.

When compared to seasoned issuers, the market for our common stock shares is characterized by significant price volatility, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares are sporadically traded. Because of this lack of market liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. The price of our shares could, for example, decline precipitously in the event that a large number of our shares are sold on the market without commensurate demand, as compared to a seasoned issuer, which could better absorb those sales without adversely impacting its share price. Secondly, we are a speculative investment due to, among other things, our limited operating history, lack of revenue or profit to date, and uncertainty of future market acceptance for our potential products. As a result of this increased risk, more risk-averse investors may, out of fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the securities of a seasoned issuer. The following factors may add to the volatility in the price of our shares: actual or anticipated variations in our quarterly or annual operating results; acceptance of our MMA events; government regulations; announcements of significant acquisitions, strategic partnerships, or joint ventures; our capital commitments; and additions or departures of our key personnel. Many of these factors are beyond our control and may lower the market price of our shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our shares will be at any time, including as to whether our shares will sustain their current market prices or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

11

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Our common stock’s market price may be volatile and adversely affected by a variety of factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including, but not limited to:

●	our ability to execute our business plan;

●	operating results below expectations;

●	our issuance of additional securities, including debt or equity or a combination thereof;

●	loss of any strategic relationship;

●	industry developments, including, without limitation, changes in policies or practices;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results; and

●	whether an active trading market in our common stock develops and is maintained.

Furthermore, the securities markets have occasionally experienced significant price and volume fluctuations that are unrelated to the operating performance of specific companies. These market fluctuations may also materially and adversely affect our common stock’s market price. Issuers using the Alternative Reporting standard for filing financial reports with OTC Markets are often subject to large volatility unrelated to the fundamentals of the Company.

Our issuance of additional shares of common stock or options or warrants to purchase those shares would dilute your proportionate ownership and voting rights.

We are entitled, under our Certificate of Incorporation, to issue up to 300,000,000 shares of common stock. As of this prospectus date, we have issued and outstanding, as of the date of this prospectus, 137,223,434 shares of common stock. Our board may generally issue shares of common stock, preferred stock, or options or warrants to purchase those shares without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities in order to raise capital and advance our development. It is also likely that we will issue a large amount of additional securities to directors, officers, employees, and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional shares of common stock or options or warrants to purchase those shares under circumstances we may deem appropriate at the time.

12

The elimination of monetary liability against our directors, officers, and employees under our Certificate of Incorporation and the existence of indemnification rights for our directors, officers, and employees may result in substantial expenditures by our Company and may discourage lawsuits against our directors, officers, and employees.

Our Certificate of Incorporation contains provisions that eliminate the liability of our directors for monetary damages to the Company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers, and employees. The foregoing indemnification obligations could result in our Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers, and employees that we may be unable to recoup. These provisions and resultant costs may also discourage our Company from bringing a lawsuit against directors, officers, and employees for breaches of their fiduciary duties, and they may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers, and employees, even though such actions, if successful, might otherwise benefit our Company and shareholders.

Anti-takeover provisions may hinder our Company’s acquisition.

Certain provisions of the Delaware Law have anti-takeover effects and may hinder a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the approval of our board of directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including one in which the shareholders would otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general and the shares of early-stage companies in particular have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the companies’ operating performance. If these fluctuations occur in the future, the market price of our shares could fall, regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public Company, we may also, from time to time, make forward-looking statements about future operating results and provide some financial guidance to the public markets. Our management has limited experience as a management team in a public Company, and as a result, projections may not be made in a timely way or set at expected performance levels, which could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

The subscription agreement for the purchase of common stock from the Company contains an exclusive forum provision that will limit the investor’s ability to litigate any issue that arises in connection with the offering anywhere other than the state and federal courts in Delaware.

The subscription agreement states that it shall be governed by the local law of the State of Delaware and the United States, and the parties’ consent to the exclusive jurisdiction of the state and federal courts in Delaware. They will not have the benefit of bringing a lawsuit in a more favorable jurisdiction or under a more favorable law than the local law of the State of Delaware. Insofar as claims are brought under the Securities Act of 1933, our provision requires that a claim be brought in federal court. We also believe this provision would require an action brought under the Securities Exchange Act of 1934 also be brought in federal court, as Section 27 of the Securities Exchange Act of 1934 provides exclusive jurisdiction to the federal courts for claims brought pursuant to the Securities Exchange Act of 1934. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, our amended and restated certificate of incorporation will provide that the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such a provision, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. Additionally, as contract law is generally based on state law, a claim may be made under state law. The inconsistencies of the venue and applicable law could make any action brought by an investor extremely difficult. Moreover, we cannot provide any certainty as to whether a court would enforce our forum and choice of law provisions. The combination of both a potentially unfavorable forum and a lack of certainty regarding enforceability poses a risk regarding litigation related to the subscription to this Offering and should be considered by each investor before signing the subscription agreement.

13

Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks and that the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and the investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form, sets forth the basis on which the broker or dealer made the suitability determination and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock if and when such shares are eligible for sale and may cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and secondary trading, the commission payable to both the broker-dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent, disclosing recent price information for the penny stock held in the account and information on the limited market for penny stock.

As an issuer of a “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission (see above for a discussion of penny stock rules), FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculatively low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculatively low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Securities analysts may elect not to report on our common stock or may issue negative reports that adversely affect the stock price.

At this time, no securities analysts provide research coverage of our common stock, and securities analysts may not elect to provide such coverage in the future. It may remain difficult for our Company, with its small market capitalization, to attract independent financial analysts that will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect the stock’s actual and potential market price. The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more analysts elect to cover our Company and then downgrade the stock, the stock price would likely decline rapidly. If one or more of these analysts cease coverage of our Company, we could lose visibility in the market, which, in turn, could cause our stock price to decline. This could have a negative effect on the market price of our common stock.

14

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our capital stock and do not anticipate paying cash dividends on our capital stock in the foreseeable future. The payment of dividends on our capital stock will depend on our earnings, financial condition, and other business and economic factors affecting us at such a time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if the common stock price appreciates.

15

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements under the “Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this Offering Circular. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties, and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections for future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Offering Circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely on forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this Offering Circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

●	our business’ strategies and investment policies;

●	our business’ financing plans and the availability of capital;

●	potential growth opportunities available to our business;

●	the risks associated with potential acquisitions by us;

●	the recruitment and retention of our officers and employees;

●	our expected levels of compensation;

●	the effects of competition on our business; and

●	the impact of future legislation and regulatory changes on our business.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Offering Circular.

16

PLAN OF DISTRIBUTION

The Offering will be sold by our officers and directors.

This is a self-underwritten offering. This Offering Circular is part of an exemption under Regulation A that permits our officers and directors to sell the shares directly to the public in those jurisdictions where the Offering Circular is approved, with no commission or other remuneration payable for any shares sold. There are no plans or arrangements to enter into any contracts or agreements to sell the shares with a broker or dealer. After the qualification by the Commission and acceptance by those states where the offering will occur, the officers and directors intend to advertise through personal contacts and telephone and hold investment meetings in those approved jurisdictions only. We intend to use mass-advertising methods, such as the internet print or social media promotion to potential investors, including fans of MMA and other extreme sports. Officers and directors will also distribute the prospectus to potential investors at meetings, to their business associates, and to their friends and relatives who are interested in the Company as a possible investment, so long as the Company has provided notice filing in the jurisdiction where such communications have taken place. In offering the securities on our behalf, the officers and directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Terms of the Offering

The Company is offering, on a best-efforts, self-underwritten basis, 66,666,667 shares of its common stock at a fixed price of $0.15 (the “offering Shares”). The price of the Offering Shares shall be fixed for the duration of the offering, unless an amendment is properly filed with the Commission. No minimum investment is required from any individual investor. The Offering Shares are intended to be sold directly, thanks to the efforts of our officers and directors. The Offering Shares are being offered for a maximum of 365 days and are being sold for cash or cash equivalents. “Cash Equivalents”, for the purpose of this Preliminary Offering Circular, shall mean debt securities issued by the Company which have fixed maturity dates but are not currently in default, and are not otherwise convertible or qualified for conversion into un-restricted shares of the Company’s common stock pursuant to Section 3(a)(9) or other applicable exemption, available to holders of the Company’s debt securities. The Offering will terminate on the earlier of: (i) the date when the sale of all shares is completed, or (ii) 360 days from the effective date of this document (unless extended by the Board of Directors for an additional 90 days). For more information, see the section titled “Use of Proceeds” herein.

17

USE OF PROCEEDS

The Company plans to use the proceeds from this Offering to grow its business. The Company intends to use the proceeds for production, fighter acquisition and retention, brand expansion and awareness, hiring staff, and operating capital. The more we are able to raise, the more we will be able to invest in these opportunities. Since this offering is on a best-efforts basis, the number of securities we sell is uncertain; therefore, our use of proceeds will depend on how much we are able to raise under this offering. We intend to use the proceeds generally so as to provide the most value to our investors by growing our brand, increasing attendance and viewership, increasing sales of our merchandise, and entering new markets.

The following use of proceeds is based on estimates made by management. The Company’s planned use of proceeds after deducting estimated offering expenses is estimated to be $25,000. Management has prepared certain milestones based on four levels of offering success: 25% of the Offering proceeds raised ($2,500,000), 50% of the Offering proceeds raised ($5,000,000), 75% of the Offering proceeds raised ($7,500,000) and 100% of the Offering proceeds raised ($10,000,000). The costs associated with operating as a public company are included in all our budgeted scenarios, and management is responsible for the preparation of the required documents to keep the costs to a minimum.

Although we have no minimum offering, we have calculated the use of proceeds such that if we raise 25% of the offering, it is budgeted to sustain operations for a twelve-month period, exclusive of repayment of any additional debt taken on by the Company since the date of this Offering Circular. Twenty five percent of the Offering is sufficient to keep the Company current with its public listing status costs, with prudently budgeted funds remaining, which will be sufficient to complete the development of our marketing package. In the event the Company offers for debt financing – under the Lambert Credit Facility or from third-parties, such repayment terms may result in a reallocation of funds budgeted for Working Capital to Retirement of Debt, however it is impossible at this time to predict with any certainty the amount of these adjustments If the Company were to raise 50% of the Offering, subject to the forgoing effect of future debt financing on our proposed Use of Proceed, then we would be able to expand our marketing. Raising the maximum Offering will enable the Company to implement our full business plan. If we begin to generate profits, we plan to increase our marketing and sales activity accordingly.

The Company intends to use the proceeds from this offering as follows:

	If 25% of the Offering is Raised ($)	If 50% of the Offering is Raised ($)	If 75% of the Offering is Raised ($)	If 100% of the Offering is Raised ($)
Cost of the Offering	25,000	25,000	25,000	25,000
Net Proceeds	2,500,000	5,000,000	7,500,000	10,000,000
Legal	100,000	100,000	100,000	100,000
Regulatory Filings	50,000	50,000	50,000	50,000
Product Websites	50,000	50,000	50,000	50,000
Office 12-Months	150,000	150,000	150,000	150,000
Working Capital	–	550,000	1,025,000	1,825,000
Retire Debt	1,850,000	3,000,000	3,000,000	3,000,000
XONI Corporate Salaries	150,000	275,000	350,000	350,000
Sales & Marketing	125,000	750,000	1,000,000	1,200,000
Operating Budget	–	50,000	1,750,000	3,750,000
TOTAL	2,500,000	5,000,000	7,500,000	10,000,000

18

DIVIDEND POLICY

We have not declared or paid any dividends on our common stock. We intend to retain earnings for use in our operations and to finance our business. Any change in our dividend policy is within the discretion of our board of directors and will depend, among other things, on our earnings, debt service and capital requirements, restrictions in financing agreements, if any, business conditions, legal restrictions, and other factors that our board of directors deems relevant.

BUSINESS

This prospectus includes market and industry data that we have developed from publicly available information, various industry publications, and other published industry sources, as well as our internal data and estimates. Although we believe the publications and reports are reliable, we have not independently verified the data. Our internal data, estimates, and forecasts are based upon information obtained from trade and business organizations and other contacts in the market in which we operate and our management’s understanding of industry conditions.

As of the date of the preparation of this prospectus, these and other independent government and trade publications cited herein are publicly available on the Internet without charge. Upon request, the Company will also provide copies of the sources cited herein.

Company Overview

Xtreme One Entertainment, Inc. (“XONI” or the “Company”) (XONI: OTC) was incorporated in the state of Delaware on May 5, 1995 as a diversified holding company and has been operating since 2014. as an agricultural and real estate management business. On September 15, 2023, the Company’s Board of Directors approved the acquisition of all of the issued and outstanding capital stock of XFC Global Inc., a Wyoming corporation (“XFC Global”) in a stock-for-stock exchange. Concurrently, the Company changed its name and its business focus to media, entertainment, live sports, and event marketing.

The Company is comprised of a management team of proven leaders in media, marketing, sports and entertainment, with the express purpose of acquiring and launching professional sports leagues and content, we have acquired an exclusive and five (5) year renewable license for the use of the name “XFC” which was the cornerstone to the intellectual property, branding and media of one of the largest Mixed Martial Arts (“MMA”) event promotion companies in the United States which had been in existence in the MMA event promotion business for nearly two decades prior to 2021.

As the Licensee of the “XFC” brand, we are focused on discovering up-and-coming talent and unlocking the potential of the next generation of MMA fighters. Our increasing roster of rising athletes, commitment to the community, and use of a fighter-centric and fan-centric model leads us to believe that we will make a formidable presence in the live MMA event space.

In addition to the sponsorship and promotion of MMA events, we intend to expand into the development, production, and promotion of other live entertainment events.

Company History

Prior to October 23, 2023, the Company’s primary business was the management of properties located in Huerfano County, Colorado (the “Huerfano Farms”). Following October 23, 2023, the Company added the management of certain sporting and entertainment events via the acquisition of XFC Global Inc., a Wyoming corporation (“XFC Global”) and, effective December 28, 2023, changed its name to its current name Xtreme One Entertainment, Inc. (“Xtreme One”), and relocated its executive offices to 47 Commerce Avenue SW, Grand Rapids, Michigan 49503.

Effective December 14, 2023, the Company notified the Financial Industry Regulatory Authority (“FINRA”) of its intention to rebrand itself by implementing a strategic shift in its core business to focus on sports and entertainment event marketing and a name change and requested a change of the Company’s trading symbol. FINRA has completed its review and the Company’s common shares have since begun trading under a new Trading Symbol “XONI”. The Company continues to file periodic reports pursuant to the OTC Markets Group Inc. (“OTC”) Alternative Reporting System, and trades on the OTC platform, OTCMarkets.com under the new trading symbol. The CUSIP number for the Company’s common shares remains the same.

19

XFC Global, the Company’s only subsidiary, is the Licensee of certain rights to intellectual property, MMA fight branding and media developed by an un-related third-party and early-entrant to the promotion and staging of MMA fights, with nearly two decades of experience and a library spanning thousands of hours of fights across the globe featuring some of the industry’s top fighters in the MMA fighting circuit (collectively, the “Legacy MMA Properties”).

Through XFC Global and the Legacy MMA Properties, the Company embarked on the development and promotion of premier MMA events in 2024 with the initial event located at Lakeland, Florida, known as the XFC 50, and follow-up events staged in Detroit, Michigan, known as the XFC Grand Prix II. The Company is also in the initial stages of developing additional entertainment properties spanning combat sports, watersports, and more.

Live events are produced for spectators and broadcast over the media, including pay-per-view streaming services. Additionally, the Company seeks sponsorship partners to advertise at live and broadcast events, offering partners logos and product placement on various platforms within the event venues or on broadcasts.

In addition to live events, the Company is also engaged in the sale and marketing of branded merchandise to fans of its extreme sports and entertainment properties.

Our Strategy

Our long-term strategy is to develop a series of extreme sporting events and leagues designed to appeal to broad audiences globally. With the acquisition of XFC Global and their license for Xtreme Fighting Championship’s intellectual property, we established a solid platform for our first extreme sporting league. Our goal is to become the primary supplier of “the next generation of MMA” athletes to UFC and PFL. We believe there is an opportunity between the top-tier MMA leagues and the regional MMA shows that currently exist. Said more succinctly, we aspire for XFC to be the “minor leagues” of MMA.

To execute our plan, we will establish and revitalize the XFC brand through a series of MMA contests in two initial categories including tentpole main events and “Young Guns” series.

Tentpole main events will take place 4-6 times per year, be held in larger venues, be professionally produced, and be broadcast globally. These bouts will feature up-and-coming and veteran professional MMA fighters across genders and a variety of weight classes. Initially, we expect to produce four to six main events per year, which may grow as we continue to develop the property.

The Young Guns series events will feature smaller events and young, up-and-coming fighters that represent the next generation of MMA. We intend to host 10-12 Young Guns events per year and will typically have a smaller live audience and lower production costs, which allows us to host them more frequently in periods between main events. Young Guns events will also be a key source of new talent to continue growing the main event stable of fighters.

To attract and retain fighter talent, we are pursuing a “fighter first” approach to our operations. As part of this strategy, we expect to provide fighters with basic benefits that include compensation for fighting along with bonuses for winning their respective bouts, as well as travel and hotel accommodations for each main event. These benefits will also be offered to rookie fighters in Young Guns events, with compensation commensurate with experience and fight records.

In addition to the basic benefits, we plan to offer additional benefits to fighters to encourage them to develop their own personal and professional brands. Leveraging our marketing strength, we will train fighters on developing branding, provide a professional headshot for use in events, assist them in developing their social media presence, and help them understand the benefits of developing and executing a brand strategy with their fans.

We anticipate generating revenue from multiple channels, including ticket and merchandise sales at live events, as well as broadcast and pay-per-view revenues. We believe the more significant long-term revenue opportunities revolve around sponsorship opportunities for logo and product placements at events and within broadcasts. We’ve developed initial sponsorship packages to offer companies that align well with our extreme sporting brands, but we must first demonstrate success in event production and audience engagement to highlight the value of being a sponsor. Longer term, we plan to develop additional membership opportunities for our fans that will provide exclusive benefits within each of our extreme brands.

20

Following the successful launch of the XFC event channel, we intend to explore additional extreme sporting events or activities that may include additional combat sports, water sports, or others. We anticipate that these expanded opportunities will follow similar revenue and operating models as we have developed for XFC.

To prove our operating model and entertainment concepts, we have already held two successful events. On April 12, 2024, our XFC Global subsidiary completed its first live XFC branded MMA event, “XFC 50: Resurrection” at the RP Funding Center in Lakeland, Florida. The event featured eight total bouts with a variety of male and female fighters in various weight classes. The event was attended by both a live audience and a broadcast pay-per-view audience. The Company’s subsidiary also engaged in the sale of branded merchandise at the event.

Following this initial event, we produced a second main event, the “XFC Grand Prix II,” held on May 31, 2024 in Detroit. This event featured a variety of bouts in conjunction with the Detroit Grand Prix racing event held that same weekend. The event featured nine total bouts with a variety of male and female fighters in various weight classes. The event was held for a live ticketed audience as well as a media broadcast pay-per-view audiences in the United States and internationally. The Company’s subsidiary also engaged in the sale of branded merchandise at the event. The second main event marked sequential improvements in several key performance measures, including increased ticket sales, increased streaming viewership, and significant improvements in fan engagement through the Company’s website and social media channels.

On September 27, 2024, XFC Global hosted “XFC 51: Evolution” at the Baird Center in Milwaukee, Wisconsin. The event featured seven total bouts with a variety of male and female fighters in various weight classes. The event was held for a live ticketed audience as well as a media broadcast to pay-per-view audiences in the United States and internationally and included the sale of branded merchandise at the event.

We are currently planning on revitalizing our “Young Guns” series of bouts featuring emerging MMA fighters in smaller venues presented before a live audience and broadcast via streaming services. Three (3) Young Guns events are in the initial planning phases for early 2025.

Through XFC Global and the Legacy MMA Properties, we will continue developing premier MMA events in 2025, and our initial plans include 3-4 main event productions and 11-12 Young Guns events. The Company is planning to develop additional entertainment properties and content IP spanning combat sports, outdoor and watersports and others in fiscal 2025 and beyond.

Live events are produced for spectators as well as for broadcast over media, including pay-per-view streaming services. During the third quarter of 2024, we announced an additional distribution arrangement with the U.S. Department of Defense to broadcast XFC events live on the American Forces Network. To further our marketing efforts, we also announced an innovative NIL (Name, Image, Likeness) partnership with a number of world-class college wrestlers and combat-sport veterans in the third quarter. We engaged with several members of the partnership at the recent XFC 51: Evolution held in Milwaukee.

Defaults Upon Senior Securities

The Company has not paid the principal and interest due on notes payable aggregating $847,468 as of December 31, 2023. See Note 7 to the Consolidated Financial Statements.

Derivative Liabilities

The Company follows the provisions of FASB ASC Topic No. 815-40, “Derivatives and Hedging - Contracts in an Entity’s Own Stock”, for the embedded conversion options that were accounted for as derivative liabilities at the date of issuance and adjusted to fair value through earnings at each reporting date. In accordance with ASC 815, the Company has bifurcated the conversion feature of the convertible debts along with any free-standing derivative instruments and recorded derivative liabilities on their issuance date. The Company uses the Black-Scholes model to value the derivative liabilities.

Regulation

Our business relies heavily on interpreting and complying with individual state sports commission rules and regulations, as well as rules and regulations pertaining to direct-to-consumer sales, including but not limited to the processing and distribution of merchandise for MMA events. Any changes to the laws, licensing schemes, or enforcement of the same could be detrimental to our business.

Employees

Our current staff is as follows :

Chris Defendis – President

Jeffery Tryka – CFO, Treasurer and Secretary

Legal Matters

As of December 13, 2024, all legal matters were resolved or inexistent.

21

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the unaudited financial statements and the notes thereto of the Company included in this Offering Circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Overview

Xtreme One Entertainment, Inc. (“XONI” or “The Company”) (XONI: OTC). Prior to October 23, 2023, the Company’s primary business was the management of properties located in Huerfano County, Colorado (the “Huerfano Farms”). Following the “Change of Control” effective October 23, 2023, the Company added the management of certain sporting and entertainment events via the acquisition of XFC Global Inc., a Wyoming corporation (“XFC Global”) and, effective December 28, 2023, changed its name to Xtreme One Entertainment, Inc.(“Xtreme One”) and relocated it executive office to 47 Commerce Avenue SW, Grand Rapids, Michigan 49503.

Effective December 14, 2023, the Company notified the Financial Industry Regulatory Authority (“FINRA”) of its intention to rebrand itself by implementing a strategic shift in its core business to focus on sports and entertainment event marketing and a name change and requested a change of the Company’s trading symbol. As of the date of this prospectus, FINRA has completed its review and the Company’s common shares have since begun trading under a new Trading Symbol “XONI”. The Company continues to file periodic reports pursuant to the OTC Markets Group Inc. (“OTC”) Alternative Reporting System, and trades on the OTC platform, OTCMarkets.com under the new trading symbol. The CUSIP number for the Company’s common shares remains the same.

XFC Global, the Company’s only subsidiary, is the Licensee of certain rights to Mixed Martial Arts (“MMA”) intellectual property, MMA fight branding and media developed by an un-related third-party and early-entrant to the promotion and staging of MMA fights, with nearly two decades of experience and a library spanning thousands of hours of fights across the globe featuring some of the industry’s top fighters in the MMA fighting circuit (the “Legacy MMA Properties”).

Through XFC Global and the Legacy MMA Properties, the Company embarked on the development and promotion of premier MMA events in 2024 with the initial event located at Lakeland, Florida, known as the XFC 50, and follow-up events staged in Detroit, Michigan, known as the XFC Grand Prix II and Milwaukee, Wisconsin, known as XFC 51: Evolution. The Company is also in the initial stages of developing additional entertainment properties spanning combat sports, watersports, and more.

Live events are produced for spectators and broadcast over the media, including pay-per-view streaming services. Additionally, the Company seeks sponsorship partners to advertise at live and broadcast events, offering partners logos and product placements on various platforms within the event venues or on broadcasts.

In addition to live events, the Company is also engaged in the sale and marketing of branded merchandise to fans of its extreme sports and entertainment properties.

We currently have enough cash on hand to cover the costs of this offering and continue with our existing business plan. We are dependent on the capital raised through this offering to implement the business plan of launching professional sports leagues, content, and merchandise.

Results of Operations

The following is management’s discussion of the relevant items affecting the results of operations for the nine months ended September 30, 2024 and 2023 and the years ended December 31, 2023 and 2022.

Revenues

The Company generated net revenues of $157,060 and $45,000 during the nine months ended September 30, 2024 and 2023. The Company generated net revenues of $45,000 during the year ended December 31, 2023 as compared to $60,000 for the year ended December 31, 2022. Revenues were generated from the sale of tickets to live events, sponsorships and branded merchandise associated with its MMA events, as well as management services for periods prior to October 23, 2023. Following the successful qualification of our offering, we will initiate the expansion of our production and promotion of live MMA events, as well as the distribution of merchandise related thereto, according to our business plan.

22

Cost of Sales

Our cost of sales was $1,508,561 and $31,500 during the nine months ended September 30, 2024 and 2023. Our cost of sales was $31,500 for the year ended December 31, 2023 as compared to $42,000 for the year ended December 31, 2022. Our cost of sales consisted primarily of the production costs for live MMA events, including fighter prizes, event filming and direction, live and broadcast announcer fees, venue costs, equipment rental, transportation, lodging and labor costs for staging events. In addition, our cost of sales includes the cost of branded merchandise sold at live events and through our website. Historically, for periods prior to October 23, 2023, our sales costs have consisted primarily of leasehold expenses and other related services provided directly or outsourced through our affiliates, as well as operational and staffing costs. Following the successful qualification of our offering, our business model will expand to incorporate additional sporting venues, and our costs of sales will increase dramatically. Please refer to our Use of Proceeds for additional discussion of expenses associated with costs of sales.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $1,625,426 and $28,775 for the nine months ended September 30, 2024 and 2023. Selling, general, and administrative expenses were $51,504 for the year ended December 31, 2023 as compared to $14,163 for the year ended December 31, 2022. Selling, general and administrative expenses include the costs of marketing, consulting, legal and professional fees not directly associated with the production of live MMA events. We anticipate that SG&A expenses will increase commensurately with an increase in our operations. Selling and marketing expenses include consulting, advertising and promotional expenses, as well as travel and other miscellaneous related expenses not directly related to event production.

Interest and Other Income (Expenses)

The Company had net other expenses of $844,885 for the nine months ended September 30, 2024 compared to net other income of $0 for the nine months ended September 30, 2023. During the nine months ended September 30, 2024 and 2023, the company recorded a loss on the change in the fair value of the derivative liability in the amount of $679,632 and $0, respectively. Other expenses incurred were comprised of interest expenses related to notes payable in the amount of $57,152 and $0, as well as interest to related parties of $108,101 and 0, during the nine months ended September 30, 2024 and 2023, respectively.

The Company had a net other expense of $1,362,832 for the year ended December 31, 2023, as compared to $0 for the year ended December 31, 2022. Other expenses were comprised mainly of derivative liabilities and interest expenses related to notes payable. The Company also recorded other expenses from derivative liability of $1,344,234 for the year ended December 31, 2023, as compared to $0 for the year ended December 31, 2022, and interest expense of $18,598 for the year ended December 31, 2023, as compared to $0 for the year ended December 31, 2022. For the year ended December 31, 2023, the Company had $185,560 in other income, which included forgiveness of debt and gain on cancellation of stock, as compared to $0 for the year ended December 31, 2022.

Because we have incurred losses, income tax expenses are immaterial. No tax benefits have been booked related to operating loss carryforwards, given our uncertainty of being able to utilize such loss carryforwards in future years. We anticipate incurring additional losses during the coming year.

Operating Activities

For the nine months ended September 30, 2024 we generated $147,001 of cash in operating activities, compared to $0 for the same period in 2023. Non-cash adjustments included expense of $679,632 from derivative liability, net change in current assets and liabilities of $456,796, and an increase in accounts payable and accrued expenses to a related party totaling $1,178,580; compared to a use of $185 from the cancellation of Class C preferred stock, $5,460 from the net change in current assets and liabilities, and the issuance of notes payable to a related party totaling $10,000 for the nine months ended September 30, 2023.

23

The increase in related party accounts payable and accrued expenses for the nine months ended September 30, 2024 consisted of $1,071,879 in payments to certain of our vendors and services providers, recorded as Accounts payable–related party, compared to $20,072 for the same period in 2023 (“Vendor Financing”), made on our behalf by our majority shareholder and control person, Jeffrey T. Lambert (“Lambert”). In addition, during the quarter ending March 31, 2024 we entered into a credit agreement (the “Credit Agreement”) with Lambert to enable us to borrow funds to meet our working capital needs up to $1,250,000 (each an “Advance”, collectively the “Lambert Advances”), with the sum of the Lambert Advances to be repaid fifty-nine (59) months from the date of the first Advance (the “Credit Term”), with each Advance to be evidenced by a promissory note with interest accruing at a rate of 18% per annum. In addition, Lambert agreed to make additional funds available on a case-by-case basis, to fund our working capital needs above the Credit Agreement limit on the same terms as the Credit Agreement (“Secondary Loans”); the interest rate on the Secondary Loans is set at 15%.

For the years ended December 31, 2023, and December 31, 2022 we did not use any cash in operating activities. For the year ended December 31, 2023, non-cash adjustments included $227,231 from the cancellation of stock, $208,479 from a promissory issued for services, $1,344,234 in derivative liability, and accrued consulting fees totaling $97,338; compared to $0 from the cancellation of stock, $0 from a promissory issued for services, $0 in derivative liability, and accrued consulting fees totaling $0 for the year ended December 31, 2022.

Investing Activities

For the nine months ended September 30, 2024, we used $0 in investment activities, compared to $0 for the nine months ended September 30, 2023.

For the year ended December 31, 2023, we used $0 in investment activities, compared to $0 for the year ended December 31, 2022.

Financing Activities

During the quarter ending March 31, 2024 we entered into a Credit Agreement with Lambert to enable us to borrow funds to meet our working capital needs up to $1,250,000 (each an “Advance”, collectively the “Lambert Advances”), with the sum of the Lambert Advances to be repaid fifty-nine (59) months from the date of the first Advance (the “Credit Term”), with each Advance to be evidenced by a promissory note with interest accruing at a rate of 18% per annum. In addition, Lambert agreed to make additional funds available, on a case-by-case basis, to fund our working capital needs above the Credit Agreement limit on the same terms as the Credit Agreement (“Secondary Loans”); the interest rate on the Secondary Loans is set at 15%.

For the nine months ended September 30, 2024 we received $1,211,635 in Lambert Advances, Secondary Loans of $353,000 evidenced by promissory notes payable at 15% interest, an additional $1,178,580 in Vendor Financing, together with $108,101 in accrued interest on the Lambert Advances and Secondary Loans, for a total of $ $2,743,215 from related party financing activities. In this same period there was $11,750 for the payment of debt with common stock, and $77,420 from common stock issued for the payment of Board fees and executive compensation.

For the nine months ended September 30, 2023, we received $9,815 net from operating activities, consisting of $10,000 in proceeds from notes payable to prior officers and directors of the Company less $185 from the cancellation of Class C preferred stock.

During the same period, we incurred $50,460 in accounts payable and accrued expenses from operating activities, consisting of accounts payable to Vendors and accrued lease payments, and we had accounts receivable for the operating-related activities on a property in the amount of $45,000.

For the year ended December 31, 2023, we received $144,514 from financing activities, consisting of accounts payable.

24

Unregistered Sales of Equity Securities and Use of Proceeds

During the nine months ended September 30, 2024, the Company issued an aggregate of 2,800,000 shares of common stock for Board fees and executive compensation valued at $77,420 as further discussed in Note 10 of the financial statements.

For the year ended December 31, 2023, the Company issued an aggregate of 30,000,000 shares of common stock for the acquisition of XFC Global. See Note 3 in the Notes to Consolidated Financial Statements.

At September 30, 2024 and December 31, 2023, there were no stock options or warrants outstanding.

With respect to the transactions noted above, each of the recipients of securities of the Company was an accredited investor or is considered by the Company to be a “sophisticated person”, since each of them has such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of receiving securities of the Company. No solicitation was made, and no underwriting discounts were given or paid in connection with these transactions. The Company believes that the issuance of its securities as described above was exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Securities Act of 1933.

Liquidity and Capital Resources

As of September 30, 2024, we had cash or cash equivalents of $147,001. Since inception, we have financed our operations through a combination of short- and long-term loans, the issuance of promissory notes, the private placement of our common or preferred stock, and vendor financing.

We have sustained significant net losses, which have resulted in negative working capital and an accumulated deficit at September 30, 2024 of $4,598,536 and $13,785,027, respectively, which raises doubt about our ability to continue as a going concern. We generated a net loss for the nine months ended September 30, 2024 of $3,821,812 as compared to and $15,275 for the nine months ended September 30, 2023. Without additional revenues, working capital loans, or equity investments, there is substantial doubt as to our ability to continue operations.

We believe these conditions were caused by the inherent risks associated with small public companies. Such risks include, but are not limited to, the ability to: (i) generate revenues and sales of our products and services at levels sufficient to cover our costs and provide a return for investors; (ii) attract additional capital in order to finance growth; and (iii) successfully compete with other comparable companies having financial, production, and marketing resources significantly greater than those of the Company.

In the first quarter of 2024 we arranged a credit facility of up to $1,250,000 from our major shareholder (the “Shareholder Credit Agreement”) which we believe will satisfy our capital resource needs through 2024. However, for ongoing operations, we will likely require considerable amounts of financing to make any significant advancement in our business strategy. Other than the shareholder credit agreement, there presently isn’t any agreement in place that will guarantee financing for the Company, and we cannot assure you that we will be able to raise any additional funds or that such funds will be available on acceptable terms. Future equity financing funds will likely be substantially dilutive to current shareholders. Lack of additional funds, other than continued shareholder financing, will materially affect our Company and our business and may cause us to substantially curtail or even cease operations. Consequently, you could incur a loss of your entire investment in the Company.

12-Month Plan of Operation

Following the successful production of three main event MMA contests in the first nine months of 2024, we are now developing plans for 2025. In the first half of 2025, we plan to produce our first Young Guns MMA contest in coordination with a partner gym located in Florida. Our plan is to initially develop a cadence of 10-12 Young Guns events per year, which will provide a steady stream of content to be used for our broadcast and streaming partners as well as our own social media channels. These events will take place in the months when we do not have a main event planned. As we develop the operating model for the smaller Young Guns events, we may increase the frequency of such events to support a full annual event calendar.

We will continue to execute our tentpole main event strategy.

We plan to hold four Tentpole Main Events in 2025 including our first international event in Rio de Janeiro, Brazil, where the legacy of XFC was founded. Given the popularity of MMA in Brazil and throughout Latin America, we implemented our first Spanish-language broadcast for XFC Grand Prix II and will continue to amplify this strategy moving forward.

25

Industry Overview

An estimated 640 million people are dedicated fans of MMA, signaling that the popularity of the sport is at an all-time high across the globe, and this market is set to experience robust growth, growing from $8.7 billion in 2023 to about $12.6 billion by 2029, representing a CAGR of 6.5%. Popularity is at its highest in the United States, United Kingdom, Brazil, Singapore, and China, and increasing numbers of people are viewing and trying the sport out themselves.

The UFC and the ONE Championship, both of which are now worth well over a billion dollars according to recent market capitalization figures, have dominated the industry. The UFC has a cumulative YouTube viewership of 5.99 billion, with ONE not far behind at just over 3 billion. According to the 2022 Nielsen report on sports consumption, ONE has a cumulative television reach of 406 million, while the UFC has a total of 259 million.

The sports industry continues to adapt to the new habits fans have developed over the last two years, with the pace of change accelerating substantially since the start of the pandemic in 2020 and industry participants are employing increasingly flexible and dynamic approaches to competition formats, fan engagement, and content distribution.

We expect the live combat sports industry to continue its explosive growth of recent years, and we intend to strategically position the Company to take advantage of the industry’s growth.

(Source: Euro News. The business of combat sports is booming - here’s what you need to know. https://www.euronews.com/business/2023/09/27/the-booming-billion-dollar-business-of-combat-sports )

(Source: Combat Press. UFC and One Championship were the most popular global fight promotions in 2022. https://combatpress.com/2023/01/ufc-and-one-championship-were-the-most-popular-global-fight-promotions-in-2022 )

(Source: MarketWatch. The growth of combat sports presents a compelling opportunity for investors. https://www.marketwatch.com/press-release/growth-of-combat-sports-presents-a-compelling-opportunity-for-investors-f56ba086 )

26

Critical Accounting Policies and Estimates

Our financial statements and related public financial information are based on the application of generally accepted accounting principles in the United States (“GAAP”). GAAP requires the use of estimates, assumptions, judgments, and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenues, and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures, including information regarding contingencies, risks, and financial condition. We believe our use of estimates and underlying accounting assumptions adheres to GAAP and is consistently and conservatively applied. We base our estimates on historical experience and various other assumptions that we believe are reasonable given the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 2 of our financial statements included in our December 31, 2023 Annual Report filed with OTC Markets. While all of these significant accounting policies have an impact on our financial condition and operations results, we view some of them as critical. Policies determined to be critical are those that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would have a material effect on our results of operations, financial position or liquidity for the periods presented in this report.

Use of estimates

The preparation of the unaudited financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates during the fiscal year ended December 31, 2023 include the useful lives of website development costs, the possible settlement of notes payable with the issuance of our common stock, the valuation of derivative liabilities, and the valuation of stock-based compensation.

Revenue Recognition

The Company follows ASC 605-10 “Revenue Recognition” and recognizes revenue when all the conditions for revenue recognition are met: (i) persuasive evidence of an arrangement exists, (ii) collection of the fee is probable, (iii) the sales price is fixed and determinable and (iv) services have been rendered.

27

MANAGEMENT

The Board of Directors of the Company are elected by the stockholders to a term to be determined at the time of engagement and serve, following their resignation or dismissal, until a successor is elected and qualified. Officers of the Company are appointed by the Board of Directors for a term to be determined at the time of engagement and serve, following their resignation, until a successor is duly appointed and qualified, or until he or she is removed from office. The Board of Directors has no nominating, auditing, or compensation committees. The Board of Directors also appointed our officers in accordance with the By-laws of the Company, and they typically serve pursuant to employment agreements negotiated between the Board of Directors and the respective officer; currently, there are no such employment agreements. Officers listed herein are employed at the whim of the directors and state employment law, where applicable.

The name, age, and position of our officer and director are set forth below:

Name	Age	First Year as a Director or officer	Office(s) held
Chris Defendis	45	2024	President
Jeffery Tryka	54	2023	Chief Financial Officer, Treasurer and Secretary
Jeffrey T. Lambert	53	2024	Chairman and Director
Ettore Ewen Jr.	38	2023	Director
Hiram E. Jackson	59	2023	Director
James M. Kanter	54	2023	Director
Jose Lozano	53	2023	Director
Jennifer (Taft) Gilroy	36	2024	Director

The term of office of each director of the Company ends at the next annual meeting of the Company’s stockholders or when such director’s successor is elected and qualifies. No date for the next annual meeting of stockholders is specified in the Company’s bylaws or has been fixed by the Board of Directors. The term of office of each officer of the Company ends at the next annual meeting of the Company’s Board of Directors, expected to take place immediately after the next annual meeting of stockholders, or when such officer’s successor is elected and qualified.

Directors are entitled to reimbursement for expenses associated with attending meetings but receive no regular compensation for their services as directors. Notwithstanding the foregoing, on June 7, 2024, the Company authorized a one-time issuance of 400,000 shares of the company’s common stock to the five (5) members of the board, excluding the Chairman, and Mr. Tryka and former CEO Douglas Kuiper. Additionally, directors who are employees may receive compensation for services other than as directors. As of the date of this Offering Circular, other than the aforementioned share issuance, no compensation has been paid to directors for services.

Biographical Information

Mr. Chris Defendis currently serves as the Company’s President since July 1, 2024. From November 2023 through June 2024, Mr. Defendis served as a strategic advisor for Silver Branch Growth where he specialized in advising organizations seeking to accelerate revenue generation, innovate business models, and optimize product roadmaps. From February 2023 through September 2023, Mr. Defendis served as Vice President, Affiliate Marketing for the WWE where he was responsible for the marketing strategy and partnerships between WWE and their broadcast/streaming partners, including Peacock, USA Network, NBC Sports, Fox Sports, Hulu and A&E. From September 2019 through September 2022, Mr. Defendis served as Vice President of Partner Management for Warner Bros. Discovery, where he led revenue and growth strategy for HBO Max and Warner Bros. Discovery’s largest partners representing more than $1.5 billion in annual revenue and more than 15 million customers. From May 2015 through September 2022, Mr. Defendis served as Vice President of Network Distribution for HBO, where he worked with HBO’s largest distribution partners to develop HBO’s go-to-market strategy and lead HBO’s customer acquisition and retention efforts. Mr. Defendis received his Bachelor of Education in Sport Management from the University of Dayton in 2000, and his MBA in Strategy, Execution and Valuation from DePaul University in 2007.

28

Mr. Jeffery Tryka, CFA currently serves as the Company’s Interim Chief Financial Officer, Treasurer and Secretary, where he oversees establishment of accounting and finance systems for the organization, development of finance policies and procedures, quarterly disclosures for OTC Markets, interactions with the Company’s transfer agent, shareholders and potential investors, development of operating budgets and financial plans. For the past five years, Mr. Jeffery Tryka has served primarily as Managing Director of the Capital Markets Practice for Lambert Global LLC, where he lead teams that provided investor relations services and strategic counsel to publicly traded clients. These investor relations services include quarterly earnings reporting, press releases, preparation of investor presentations, and the strategic advisory services related to client acquisitions or divestitures, general shareholder and proxy contests, crisis communication and pre-IPO services. Mr. Tryka received his Bachelor of Science in Accounting from Bucknell University, 1992 MBA in Finance from Indiana University, 1999 and has held the Chartered Financial Analyst (CFA) designation since 2003.

Mr. Jeffrey T. Lambert serves as the Company’s Chairman of the Board of Directors. Mr. Lambert is a globally recognized entrepreneur and Founder, U.S. Executive Chairman of LLYC, and Director of Lambert Global, LLC, a marketing and public relations (PR) firm which he founded at age 26 and has led through 25 straight years of growth to become Michigan’s largest PR company, a top-50 PR firm in the U.S., and a top-10 firm nationally in investor relations (IR) and financial communications, as well as a top-10 PR firm for mergers and acquisitions (M&A), and Private Equity deal activity. Lambert was acquired in February 2024 by LLYC, a top-50 marketing and corporate affairs agency globally and the largest agency serving the Spanish speaking and Latin America world with offices in 14 countries. In addition, during the last five years, Mr. Lambert has served on several Boards of private equity (PE)-backed and public companies, including the advertising and brand strategy firm Gravity Global, Aqua Leisure, an outdoor products company, and Poolcat Products, a retail and service company. Mr. Lambert has extensive experience in capital markets, sports and entertainment marketing, public relations and communications, as well as significant business experience in operations, transactions and managing growth. Mr. Lambert received his Bachelor’ Degree in Advertising from Michigan State University in 1993 and was recognized with the Distinguished Alumni award from both the MSU College of Communications Arts & Sciences and Michigan State University Swimming. He is a member of the global CEO network YPO and served on the Board and in various leadership roles in the organization.

Mr. Ettore Ewen Jr. has been serving as a Director of the Company since October 2023. Mr. Ewen Jr. is a global personality and superstar wrestler for the WWE under the professional name “Big E” where he holds the title of “WWE World Champion”. During the last five years Mr. Ewen Jr. has performed on Raw, Smackdown, NXT and WWE’s Premium Live Events; has served as the in-game host for the USFL’s Michigan Panthers home games at Ford Field in Detroit, and the USFL Championship game in Canton, OH. Mr. Ewen Jr. has also served as the Host of Discover Digital Locker Room Tour series, and as a panelist for every WWE PLE Countdown show and Post show since WrestleMania 40. Mr. Ewen Jr. has extensive experience in extreme sports and entertainment, and live sporting events with a strong reputation in the Company’s core target markets. Mr. Ewen Jr. received his Bachelor of Arts from the University of Iowa in 2008.

Mr. Hiram E. Jackson has been serving as a Director of the Company since October 2023. Mr. Jackson also currently serves as the CEO of Real Times Media, a position he has held for the past 18 years. In his role as Chief Executive Officer of Real Times Media, Mr. Jackson built the company as a multi-media enterprise with full or partial ownership interests the most extensive African American newspaper collective in the nation, which includes The Atlanta Daily World, The Chicago Defender, The Michigan Chronicle and The New Pittsburgh Courier. Real Times Media also serves as a full-service marketing and communications company providing strategy, event marketing, promotion, online initiatives, production, film and streaming entertainment graphics, videos and event management for selected broadcast television and radio organizations. Mr. Jackson received his Bachelor of Science in Industrial and Labor Relations from Cornell University in 1987.

Mr. James M. Kanter has been serving as a Director of the Company since October 2023. Mr. Kanter also currently serves as a Partner and Chief Commercial Officer of Central Standard Craft Distillery and as Chairman of Board Wisconsin Center District, Milwaukee Wisconsin. Mr. Kanter previously served as Vice President of Commercial Operations, with Molson Coors, where he had served in various positions for 19 years. Mr. Kanter also served as the Chief Commercial Officer of Sprecher Brewing, where he was responsible for all commercial activities of the company, including sales, marketing, strategic planning and financial planning. Mr. Kanter is a seasoned executive with extensive experience in sales, marketing and strategic planning, as well as major sports and event sponsorships. Mr. Kanter received his Bachelor of Advertising and Public Relations from Michigan State University in 1992, and his MBA in International Marketing and Finance from DePaul University in 2000.

29

Mr. Jose Lozano has been serving as a Director of the Company since October 2023. Mr. Lozano also currently serves as CEO of Gravity Global, following Gravity Global’s acquisition of the 9th Wonder Agency, a global strategic marketing, media and idea company headquartered in Houston with employees in seven cities. Gravity Global provides leading global brand-to-demand marketing consultancy specializing in branding, digital strategy, media planning, marketing strategy, public relations, social media, advertising and creative services. As a senior executive in the marketing industry for over 17 years, Mr. Lozano has worked with some of the largest U.S. brands, including Mattress Firm, NVIDIA, McDonalds and Ford. Mr. Lozano received his Bachelor of Business Administration from Baylor University in 1993.

Ms. Jennifer (Taft) Gilroy has been serving as a Director of the Company since May 2024. Ms. Gilroy, best recognized under her professional broadcast name, “Jenny Taft”; began her broadcasting career with the Fox Sports affiliate, Fox Sports North (FSN) in 2012, and was quickly promoted to join FS1’s network for their launch in 2013. Since then, Ms. Taft has contributed to the network with a variety of roles for FOX Sports, including as the lead reporter for the network’s college football BIG NOON Kickoff coverage, host for the Westminster Kennel Club Dog Show and reporter for several other major events, including this summer’s CONMEBOL Copa America 2024™, FIFA Women’s World Cup Australia & New Zealand 2023™ and FIFA World Cup Qatar 2022™. Ms. Gilroy received her Bachelor of Arts degree in Broadcast Journalism from Boston University in 2010.

Executive Compensation

We do not currently have any written agreements to compensate our directors or executive officers for their services in their capacity. Directors are not paid for meeting attendance. However, we intend to review and consider future proposals regarding board and executive compensation. We reimburse all travel and lodging expenses associated with corporate matters, if and when they arise.

Summary Compensation Table

The following table represents information regarding the total compensation of our officers and directors for the years ended December 31, 2023 and 2022.

Name & Principal Position	Fiscal Year ended December 31,	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Chris Defendis,	2023	0	0	0	0	0	0	0	0
President	2022	0	0	0	0	0	0	0	0

Jeffery Tryka, CFA,	2023	15,000	0	0	0	0	0	0	15,000
CFO Treasurer and Secretary	2022	0	0	0	0	0	0	0	0

Jeffrey T. Lambert,	2023	0	0	0	0	0	0	0	0
Director	2022	0	0	0	0	0	0	0	0

Hiram E. Jackson,	2023	0	0	0	0	0	0	0	0
Director	2022	0	0	0	0	0	0	0	0

James M. Kanter,	2023	0	0	0	0	0	0	0	0
Director	2022	0	0		0	0	0	0	0

Jose Lozano,	2023	0	0	0	0	0	0	0	0
Director	2022	0	0	0	0	0	0	0	0

Jennifer Taft,	2023	0	0	0	0	0	0	0	0
Director	2022	0	0	0	0	0	0	0	0

30

Employees and Employment Agreements

The Company has an arrangement but does not have the arrangements reduced to written agreements with its officers and directors but accrues deferred compensation for its officers at a combined rate of $28,350 per month.

Our executive officers and directors have the responsibility of determining the timing of remuneration programs for key personnel based upon such factors as positive cash flow, share sales, product sales, estimated cash expenditures, accounts receivable, accounts payable, notes payable, and cash balances. At this time, management cannot accurately estimate when sufficient revenues will occur to implement this compensation or the exact amount of compensation.

We have approved the adoption of an incentive stock plan to provide compensation intended to serve as an incentive for performance but have not yet created the plan. However, in the interim, the Board approved the issuance of 400,000 shares of common stock with a value of $11,060 as compensation for board fees and incentive compensation to the five (5) members of the board, excluding the Chairman and Mr. Tryka and former CEO Douglas Kuiper, during the Company’s fiscal year ended December 31, 2024.

Stock Incentive Plan; Options; Equity Awards

Except as described above, as of the date of this Offering Circular, none of our executive officers or directors have received any bonuses, stock awards, option awards, non-equity incentive plan compensation, or non-qualified deferred compensation.

Limitation of Liability and Indemnification of Officers and Directors

We are incorporated in the state of Delaware, which provides certain protection for directors and officers of the Company, and our by-laws limit the liability of our directors and officers to the maximum extent permitted by Delaware law.

The By-laws state that the Company shall indemnify and hold harmless each person who was or is a party to, is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director or an officer of the Company or such director or officer is or was serving at the request of the Company as a director, officer, partner, member, manager, trustee, employee or agent of another Company or of a partnership, limited liability Company, joint venture, trust, or other enterprise.

The Company believes that indemnification under our by-laws covers at least negligence and gross negligence on the part of indemnified parties. The Company may also secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our by-laws permit such indemnification.

The Company may also enter into separate indemnification agreements with its directors and officers, in addition to the indemnification provided for in our by-laws. These agreements, among other things, may provide that we will indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines, and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person’s services as one of our directors or officers, or rendering services at our request, to any of its subsidiaries or any other Company or enterprise. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers.

There is no pending litigation or proceedings involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

For additional information on indemnification and limitations on the liability of our directors and officers, please review the Company’s by-laws, which are attached as Exhibit 2.2.

31

Facilities

We currently do not own any real property or offices.

The Company headquarters are currently located at 47 Commerce SW, Grand Rapids, MI 49503; it does not currently own any real property.

The Company’s shares of Common Stock are publicly traded on the OTC Pink Sheets under the symbol “XONI”. The Company is a non-reporting company that files its periodic public disclosure statements and financial statements with OTC pursuant to the OTC Alternative Reporting Standards (“ARS”) Pink Disclosure Guidelines.

32

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Effective September 15, 2023, the Company’s Board of Directors approved (a) the acquisition of all of the issued and outstanding capital stock of XFC Global Inc., a Wyoming corporation (“XFC Global”) in a stock-for-stock exchange, (b) the amendment of the Company Series A Convertible Preferred Stock (the “Series A Preferred”) so as to reduce the number of shares of Series A Preferred authorized and to modify certain of the rights, privileges and preferences of the Series A Preferred, and (c) the redemption of all the Company’s issued and outstanding Series D convertible Preferred Stock (the “Series D Preferred”) for certain management rights to properties located in Huerfano County, Colorado (the “Huerfano Properties”) and the assumption and indemnification against all current outstanding obligations accrued and unpaid together with any future claims against the Company related to the Huerfano Properties. Effective September 15, 2023 the majority of the Series A Convertible Preferred Stockholders approved amending the rights, privileges, preferences, and restrictions, and reduced the number of shares authorized as Series A Convertible Preferred Stock from One Hundred Million 100,000,000) shares to Two Million (2,000,000) shares (the “Amended Series A Preferred”).

On September 27, 2023, Bring It LLC, a Limited Liability Company (“Bring It”) controlled by Jeffery T. Lambert (“Lambert”), the Managing Member and majority Bring It Membership Interest owner (“Lambert”), entered into a Stock Purchase Agreement with Brent Crouch, the advisory accountant for the Company (“Crouch”), pursuant to which Bring It acquired 20 Million shares of the Company’s Common Stock held by Crouch (the “Crouch Shares”). The acquisition of Couch Shares closed on October 23, 2023.

On October 12, 2023, the Company entered into an Acquisition and Stock Exchange Agreement with Lambert, the sole shareholder of XFC Global Inc., a Wyoming corporation (“XFC Global”) pursuant to which the Company agreed to acquire all of the issued and outstanding capital stock of XFC Global (the “XFC Shares”) by way of an exchange of 30 million shares of the Company’s $.001 par value restricted Common Stock (the “Acquisition Shares”) for 60 million shares of no par value Common Stock of XFC Global owned by Lambert in a stock-for stock transaction (the “XFC Transaction”). The XFC transaction closed effective October 23, 2023.

Effective October 23, 2023, Bring It acquired the Two (2) Million of the Amended Series A Preferred stock from Crouch and Janovec (the “Series A Transaction”). The Certificate of Amendment as to the amended rights, privileges, preferences, restrictions, and number of shares authorized as Amended Series A Preferred are set forth in the Certificate of Amendment filed October 20, 2023 (the “Amended and Restated Series A Certificate of Designation”) is attached as Exhibit 2.4. The Series A Transaction resulted in Lambert becoming the Company’s “control person”.

Simultaneously with the XFC Transaction, the purchase of the Crouch Shares and the Series A Transaction, Lambert proposed adding four (4) members to fill current vacancies on the Company’s Board of Directors (the “Board”): Ettore G. Ewen, Jr., Hiram E. Jackson, James M. Kanter, and Jose Lozano. Messer’s Ewen, Jackson, Kanter and Lozano were appointed Directors of the Company effective October 23, 2023 (the “New Board Appointments”). Following the New Board Appointments Janovec resigned which became effective at the close of business October 23, 2023 (the “Janovec Resignation”).

Concurrently with the New Board Appointments, Lambert appointed Douglas Kuiper as Chief Executive Officer and Jeff Tryka as Chief Financial Officer, Secretary and Treasurer of the Company (the “New Management Appointments”). In addition, as part of the series of events leading up to the New Board Appointments, the Janovec Resignation and the New Management Appointments, effective October 23, 2023, the Janovec-led Board of Directors together with the holders of the Series D Preferred mutually agreed to a redemption of the Series D Preferred in exchange for an assignment of the Companies rights to manage a portion of the Huerfano Properties together with the assumption of all of the Company’s accrued and unpaid obligations against the Company related in any way to its operation of the Huerfano Properties and the indemnification against any future claims related to the subject properties (the “Exchange and Assumption Agreement”).

33

Collectively, the XFC Transaction, the purchase of the Crouch Shares, the Series A Transaction, the New Board Appointments, the Janovec Resignation and the New Management Appointments constitute “Change of Control Transactions.”

Following the Change of Control Transactions, Lambert, as the new “control person” approved the change of the corporate name from” CannaGrow Holdings Inc.”, to “Xtreme One Entertainment Inc.” (“Xtreme”); a Certificate of Amendment as to the change of the corporate name was filed with the Delaware Secretary of State on December 20, 2023, with an effective date of December 28, 2023. In January 2024 the Company temporarily moved its executive offices to 47 Commerce Ave. SW Grand Rapids, Michigan 49503. The executive office of XFC Global was also temporarily moved to 47 Commerce Ave. SW Grand Rapids, Michigan 49503. – a copy of the Certificates of Amendment as to the change of the corporate name and the Amended Series A Preferred are attached as Exhibits 2.3 and 2.4.

For the period covered under this report, Lambert Global LLC (“Lambert by LLYC or LLYC US”) is related to Lambert and provides marketing, production and investor relations services to the Company. Lambert by LLYC is an entity that was formerly majority owned by Lambert, who still maintains a 26% ownership interest in that entity. Management believes the services provided by Lambert represent an important part of the Company’s sports and entertainment marketing strategy, and these services are provided at terms that are comparable to what similar service providers would offer in the market.

In March 2024, we entered into the Credit Agreement with Lambert pursuant to which Lambert made Advances to us to enable us to meet our working capital needs up to $1,250,000, with the sum of the Lambert Advances to be repaid fifty-nine (59) months from the date of the first Advance, with each Advance, either as a direct deposit to the Company or as a direct payment to a Vendor, to be evidenced by a promissory note with interest accruing at a rate of 18% per annum. In addition, Lambert agreed to make Secondary Loans available, on a case-by-case basis, to fund our working capital needs above the Credit Agreement limit on similar terms to the Credit Agreement, at an interest rate of 15%. The Company has and intends to continue to utilize Lambert Advances and Secondary Loans as well as Loans from other Board Members to fund its operations.

There are no other related-party transactions.

34

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of each of our directors and executive officers, and each person known to us to beneficially own 5% or more of the outstanding shares of our common stock, and our executive officers and directors as a group, as of December 13, 2024. Beneficial ownership is determined in accordance with the SEC’s rules and includes voting or investment power with respect to the securities. Unless otherwise indicated, we believe that each beneficial owner listed in the table has sole voting and investment power and shares the same address as us. Our address is 47 Commerce SW, Grand Rapids, Michigan, 89103. As of December 13, 2024, we had 137,223,434 shares of common stock issued and outstanding and 2,000,000 shares of Series A Convertible Preferred stock (“Series A Preferred”) issued and outstanding. While each of our shares of common stock holds one vote, the Series A Preferred votes on an “as converted” basis: votes attributable to each share of the Series A Preferred are calculated by multiplying the number of issued and outstanding shares of the Company’s common stock by 0.000002. The following table describes the ownership of our voting securities (i) by each of our officers and directors, (ii) all of our officers and directors as a group, and (iii) each person known to us to beneficially own more than 5% of our common stock or any shares of our preferred stock.

Name	Shares of Stock Beneficially Owned	Percent of Class	Voting Rights	Total Voting %	% Voting Rights After Offering(1)
Common Stock(2)
Chris Defendis	–	*	–	*	*
Jeffery Tryka	406,000	*	406,000	*	*
Jeffrey T. Lambert(3)	50,500,000	36.80%	50,500,000	7.36%	4.95%
Hiram E. Jackson	400,000	*	400,000	*	*
James M. Kanter	400,000	*	400,000	*	*
Jose Lozano	400,000	*	400,000	*	*
Jennifer Taft	400,000	*	400,000	*	*
All directors and executive officers as a group (8 persons)	52,506,000	38.26%	52,506,000	7.65%	5.15%

Series A Preferred Stock
Chris Defendis	–	*	–	*	*
Jeffery Tryka	–	*	–	*	*
Jeffrey T. Lambert(3)	2,000,000	100%	2,000,000	80%	80%
Hiram E. Jackson	–	*	–	*	*
James M. Kanter	–	*	–	*	*
Jose Lozano	–	*	–	*	*
Jennifer Taft	–	*	–	*	*
All directors and executive officers as a group (8 persons)	2,000,000	100%	80%	80%	80%
Total Voting Rights of Beneficial Owners	54,506,000	87.63%	601,299,736	87.63%	85.14%

* indicates less than one percent.

(1)	Based upon the sale of 137,223,434 shares of our Common Stock, or 100% of the Offering.

(2)	Given that Mr. Lambert maintains super voting rights with his holdings of Series A Preferred stock, the total voting rights represented by management are deminimus.

(3)	Controlling shareholder of the Company. Mr. Lambert holds 20,000,000 shares of common stock directly and 30,000,000 shares of common stock are held by Bring It, LLC, a Wyoming limited liability Company owned and controlled by Mr. Lambert. The 2,000,000 Series A Preferred are also held directly by Mr. Lambert. Each share of Series A Preferred, is convertible into common stock at the rate of .000002 times the total issued and outstanding Common Stock at the time of conversion, times the number of shares of the Series A Preferred issued and outstanding at the time of conversion. Mr. Lambert is the sole holder of the Series A Preferred and will vote together with the holders of our common stock on all matters; however, our Series A Preferred has certain advantageous conversion rights and super voting rights. By example only, with the current 137,223,434 shares of our common stock issued and outstanding, Mr. Lambert’s 2,000,000 shares of Series A Preferred will have 599,293,736 votes, as the Series A Preferred vote on an “as converted basis”, while the holders of our common stock will have 137,223,434 votes. Therefore, as long as Mr. Lambert holds all 2,000,000 shares of the total issued and outstanding shares of the Series A Preferred, he will always have eighty percent (80%) of the total available voting power.

35

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of our capital stock’s material terms and is not complete. You should also refer to our Certificate of Incorporation, as amended, and our bylaws, as amended, which are included as exhibits to the registration statement of which this Offering Circular forms a part.

We are authorized to issue up to 300,000,000 shares of common stock and 150,000,000 shares of preferred stock, each at a par value of $0.001 per share, respectively, 2,000,000 shares of which are designated Series A Convertible Preferred (“Series A Preferred”). The Company is an alternative reporting company, and our shares of common stock are publicly traded on the OTC Pink Sheets under the symbol “XONI”.

Common Stock

Voting

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast. Cumulative voting for the election of directors is not permitted.

Dividends

Holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors out of funds legally available for payment, subject to the rights of holders, if any, of our preferred stock. Any decision to pay dividends on our common stock will be at the discretion of our Board of Directors. Our Board of Directors may or may not decide to declare dividends in the future. See “Dividend Policy.” The Board’s determination to issue dividends will depend upon our profitability, financial condition, and other factors that our Board of Directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of our Company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full all of our debts and after the holders of all outstanding preferred stock, if any, have received their liquidation preferences in full.

Series A Preferred

Voting

The holders of our Series A Preferred stock are entitled to voting rights. Each share of Series A Preferred, Preferred votes on an “as converted basis”, and has that number of votes calculated by multiplying the total issued and outstanding shares of common stock at the time of a shareholder vote times .000002, and that product is then multiplied by the number of shares of Series A Preferred held by such holder.

Dividends

Holders of Series A Preferred are entitled to receive dividends when and if declared by our Board of Directors out of funds legally available for payment, subject to the rights of holders, if any, of our preferred stock. Any decision to pay dividends on our common stock will be at the discretion of our Board of Directors. Our Board of Directors may or may not decide to declare dividends in the future. See “Dividend Policy.” The Board’s determination to issue dividends will depend upon our profitability, financial condition, and other factors that our Board of Directors deems relevant.

36

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of our Company, the holders of our Series A Preferred will be entitled to receive, prior to and in preference to all other classes of Preferred Stock or Common Stock issued and outstanding, any of the assets available for distribution after we have paid in full all of our debts.

Conversion Rights

Each share of Series A Preferred is convertible into common stock at the rate of .000002 times the total issued and outstanding shares common stock at the time of conversion.

Limitations on Liability and Indemnification of Officers and Directors

Delaware law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our Certificate of Incorporation and bylaws include provisions that eliminate, to the extent allowable under Delaware law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be. Our Certificate of Incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Delaware law. We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities. We currently maintain directors’ and officers’ insurance, covering certain liabilities that may be incurred by directors and officers in the performance of their duties.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our Certificate of Incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of the directors, officers, or employees for which indemnification is sought.

Transfer Agent

The transfer agent for our common stock is Issuer Direct Corporation, One Glenwood Avenue, Suite 1001, Raleigh, NC 27603.

37

SHARE ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of common stock that may be sold in the future.

If we complete the maximum offering hereunder, we will have 203,890,101 common shares issued and outstanding, depending on the actual offering price per share. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates, as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers, or 5% stockholders.

Rule 144

Shares of our common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of common stock then outstanding, which will equal about 1,927,568 shares if the minimum number of shares are sold, and 2,260,901 if the maximum number of shares are sold: or

●	the average weekly trading volume of the unrestricted common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Our affiliates’ sales under Rule 144 will also be subject to the manner of sale provisions, notice requirements, and the availability of current public information about us.

VALIDITY OF COMMON STOCK

The validity of the securities offered hereby will be passed upon by John D. Thomas, P.C.

EXPERTS

None.

38

PART III EXHIBITS

EXHIBIT INDEX

	Description	Filed
2.1	Certificate of Incorporation	1-A Amendment 1, Exhibit 2.1 filed on December 16, 2024
2.2	By-laws	1-A Amendment 1, Exhibit 2.2 filed on December 16, 2024
2.3	Certificate of Amendment (Name Change)	1-A Amendment 1, Exhibit 2.3 filed on December 16, 2024
2.4	Certificate of Amendment - Amended and Restated Certificate of Designation of the Series A Convertible Preferred Stock	1-A Amendment 1, Exhibit 2.4 filed on December 16, 2024
4.1	Form of Subscription Agreement	1-A Amendment 1, Exhibit 4.1 filed on December 16, 2024
11.1*	Consent of John D. Thomas, P.C. (Included in 12.1)
12.1*	Opinion of John D. Thomas, P.C. regarding legality of the securities covered in this Offering

*filed herewith

39

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Grand Rapids, Michigan, on this 11th day of February 2025.

By:	/s/ Chris Defendis
Chris Defendis, President
(Principal Executive Officer)
Xtreme One Entertainment, Inc.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Chris Defendis	President	February 11, 2025
Chris Defendis	(Principal Executive Officer)

/s/ Jeffery Tryka	Chief Financial Officer and Secretary	February 11, 2025
Jeffery Tryka	(Principal Financial Officer)
(Principal Accounting Officer)

/s/ Hiram E. Jackson	Director	February 11, 2025
Hiram E. Jackson

/s/ Ettore G. Ewen, Jr.	Director	February 11, 2025
Ettore G. Ewen, Jr.

/s/ James M. Kanter	Director	February 11, 2025
James M. Kanter

/s/ Jose Lozano	Director	February 11, 2025
Jose Lozano

/s/ Jeffrey T. Lambert	Director	February 11, 2025
Jeffrey T. Lambert

/s/ Jennifer (Taft) Gilroy	Director	February 11, 2025
Jennifer Taft

40

TABLE OF CONTENTS

PART I: FINANCIAL INFORMATION

Comparative Financial Statements for the Nine Months Ended September 30, 2024 and September 30, 2023	F-2 – F-15
Comparative Financial Statements (Audited) for the Years Ended December 31, 2023 and December 31, 2022	F-16 – F-29

F-1

XTREME ONE ENTERTAINMENT INC.

(Formerly CannaGrow Holdings, Inc.)

Consolidated Balance Sheets
September 30, 2024 and December 31, 2023
(Unaudited)

	September 30, 2024	December 31, 2023
ASSETS

Current Assets
Cash	$147,001	$–
Accounts receivable	30,020	–
Inventory	9,193	–
Prepaid expenses	38,125	–
Total Current Assets	224,339	–

Other Assets
Goodwill and Intangibles	595,346	595,346
Total Other Assets	595,346	595,346
Total Assets	$819,685	$595,346

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)

Accounts payable and accrued expenses	$574,482	$40,348
Accounts payable and accrued expenses-Related party	1,377,059	198,479
Notes payable	847,468	847,468
Derivative liability	2,023,866	1,344,234
Total Current Liabilities	4,822,875	2,430,529

Long Term Liabilities
Notes payable-Related party	1,564,635	–
Total Liabilities	6,387,510	2,430,529

Commitments and contingencies	–	–

Stockholders (Deficit)
Preferred stock, Class A convertible, $.001 par value, 100,000,000 shares authorized, 2,000,000 and 42,000,000 shares issued and outstanding at September 30, 2024 and December 31, 2023	2,000	2,000
Preferred stock, Class C convertible, $.001 par value, 20,000,000 shares authorized, 0 and 184,500 shares issued and outstanding at September 30, 2024 and December 31, 2023	–	–
Preferred stock, Class D, $.001 par value, 25,000,000 shares authorized, 0 and 10,000,000 shares issued and outstanding at September 30, 2024 and December 31, 2023	–	–
Common stock, $.001 par value, 300,000,000 shares authorized, 137,223,434 and 132,073,434 shares issued and outstanding at September 30, 2024 and December 31, 2023	137,223	132,073
Additional paid-in capital	8,077,979	7,993,959
Accumulated (Deficit)	(13,785,027)	(9,963,215)
Total Stockholders’ (Deficit)	(5,567,825)	(1,835,183)
Total Liabilities and Stockholders’ (Deficit)	$819,685	$595,346

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

F-2

XTREME ONE ENTERTAINMENT INC.

(Formerly CannaGrow Holdings, Inc.)

Statement of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues	$69,697	$15,000	$157,060	$45,000
Total revenues	69,697	15,000	157,060	45,000

Operating Expenses
Cost of revenues	349,173	10,500	1,508,561	31,500
General and administrative	703,306	–	1,625,426	28,775
Total operating expenses	1,052,479	10,500	3,133,987	60,275

(Loss)/income before other expenses	(982,782)	4,500	(2,976,927)	(15,275)

Other (expense)
Derivative loss	(480,911)	–	(679,632)	–
Interest expense-Related party	(59,404)	–	(108,101)	–
Interest expense	(19,225)	–	(57,152)	–
Total other	(559,540)	–	(844,885)	–

(Loss)/income before income taxes	(1,542,322)	4,500	(3,821,812)	(15,275)
Income taxes	–	–	–	–
Net (loss)/income	$(1,542,322)	$4,500	$(3,821,812)	$(15,275)

(Loss)/income per share-Basic and diluted	$(0.01)	$0.00	$(0.03)	$(0.00)

Weighted average shares outstanding
Basic and diluted	136,888,651	102,073,434	134,882,376	102,073,434

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

F-3

XTREME ONE ENTERTAINMENT INC.

(Formerly CannaGrow Holdings, Inc.)

Statements of Stockholders’ Deficit
For the Three, Six and Nine Months Ended September 30, 2024 and 2023
(Unaudited)

	Preferred Stock						Common Stock		Additional
	Series A		Series C		Series D				Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	(Deficit)	(Deficit)
Balance-January 1, 2023	42,000,000	$42,000	184,500	$185	10,000,000	$10,000	102,073,434	$102,073	$7,565,005	$(8,561,044)	$(841,781)
Net (loss) for the three months ended March 31, 2023	–	–	–	–	–	–	–	–	–	(2,325)	(2,325)
Balance-March 31, 2023	42,000,000	42,000	184,500	185	10,000,000	10,000	102,073,434	102,073	7,565,005	(8,563,369)	(844,106)
Cancel preferred stock	–	–	–	(185)	–	–	–	–	–	–	(185)
Net (loss) for the three months ended June 30, 2023	–	–	–	–	–	–	–	–	–	(17,450)	(17,450)
Balance-June 30, 2023	42,000,000	42,000	184,500	–	–	10,000	102,073,434	102,073	7,565,005	(8,580,819)	(861,741)
Net income for the three months ended September 30, 2023	–	–	–	–	–	–	–	–	–	4,500	4,500
Balance-September 30, 2023	42,000,000	$42,000	184,500	$–	10,000,000	$10,000	102,073,434	$102,073	$7,565,005	$(8,576,319)	$(857,241)

Balance-January 1, 2024	2,000,000	$2,000	–	$–	–	$–	132,073,434	$132,073	$7,993,959	$(9,963,215)	$(1,835,183)
Issuance of common stock for debt	–	–	–	–	–	–	2,350,000	2,350	9,400	–	11,750
Net (loss) for three months ended March 31, 2024	–	–	–	–	–	–	–	–	–	(328,114)	(328,114)
Balance-March 31, 2024	2,000,000	2,000	–	–	–	–	134,423,434	134,423	8,003,359	(10,291,329)	(2,151,547)
Net (loss) for three months ended June 30, 2024	–	–	–	–	–	–	–	–	–	(1,951,376)	(1,951,376)
Balance-June 30, 2024	2,000,000	2,000	–	–	–	–	134,423,434	134,423	8,003,359	(12,242,705)	(4,102,923)
Common stock issued for services	–	–	–	–	–	–	2,800,000	2,800	74,620	–	77,420
Net (loss) for three months ended September 30, 2024	–	–	–	–	–	–	–	–	–	(1,542,322)	(1,542,322)
Balance-September 30, 2024	2,000,000	$2,000	–	$–	–	$–	137,223,434	$137,223	$8,077,979	$(13,785,027)	$(5,567,825)

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

F-4

XTREME ONE ENTERTAINMENT INC.

(Formerly CannaGrow Holdings, Inc.)
Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(3,821,812)	$(15,275)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Derivative loss	679,632	–
Cancel Preferred Stock C	–	(185)
Issuance of common stock for services	77,420	–
Payment of debt with common stock	11,750	–
Changes in assets and liabilities:
(Increase) in accounts receivable	(30,020)	(45,000)
(Increase) in inventory	(9,193)
(Increase) in prepaid expenses	(38,125)	–
Increase in accounts payable and accrued expenses	534,134	50,460
Increase in accounts payable and accrued expenses-Related party	1,178,580	–
Note payable-related party	1,564,635	10,000
Increase in derivative liability	–	–
Net cash provided by operating activities	147,001	–
Net increase in cash	147,001	–
CASH AT BEGINNING PERIOD	–	–
CASH AT END OF PERIOD	$147,001	$–
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$–	$–
Cash paid for income taxes	$–	$–
Payment of debt with common stock	$11,750	$–
Change in fair value of derivative liability	$679,632	$–
Issuance of common stock for services	$77,420	$–

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

F-5

XTREME ONE ENTERTAINMENT, INC. AND SUBSIDIARY
(formerly CannaGrow Holdings, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024 AND DECEMBER 31, 2023

(Unaudited)

NOTE 1 – THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statement follows. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included in this quarterly report.

The Company.

The Company was formed as a Delaware corporation on May 5, 1995, as Topper’s Brick Oven Pizza, Inc. Since the inception of the Company there have been several subsequent name changes resulting in the Company being named CannaGrow Holdings, Inc., with a further name change on December 28, 2023 to “Xtreme One Entertainment, Inc.”, which was approved by the Company’s Board, effective December 28, 2023.

The Company changed its business model during the spring of 2014 and has entered the Medical and Recreational Marijuana industry in the State of Colorado as a Lessor, Liaison, and Consultant to developers, licensed growers, and operators. From 2014 through the year-ended December 31, 2022, the Company worked as a property manager on a 20- acre lease in which the Company acted as a liaison with the various County and State Agencies, and Utility companies.

As CannaGrow Holdings, Inc. the Company served as a management company for various farm products – it does not and will not, grow, harvest, distribute or sell marijuana or any substance that violate the laws of the United States of America.

Effective October 23, 2023, the Company implemented a strategic shift in its core business to focus on sports and entertainment properties and event marketing. Rebranded as Xtreme One Entertainment, the Company, through its wholly owned subsidiary, XFC Global Inc. (“XFC Global”), has been monetizing exclusive licensing rights to the intellectual property, branding, media and the back-catalog of “Xtreme Fighting Championships” and the “XFC,” which are wholly owned assets of ProActive Management Corporation (“PMI”). The XFC was an early entrant in the professional mixed martial arts industry and developed an extensive library spanning more than a thousand hours of fights across the globe, and wrap-around content and programming, featuring some of MMA’s top fighters during its nearly two decades of activity.

In addition to sponsoring and promoting premier mixed martial arts events under the XFC brand, beginning in the second quarter of 2024, the Company intends to develop additional Xtreme One-sponsored entertainment properties spanning combat sports, watersports and others, with live events to be produced for spectators as well as for broadcast over media, including pay-per-view streaming services. Additionally, the Company seeks sponsorship partners to advertise at live and broadcast events, offering partners logo and product placement at various platforms within the event venues or on broadcasts. The Company also markets branded apparel and merchandise under its owned and licensed brands.

Basis of Presentation.

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) as promulgated in the United States of America.

Principles of Consolidation.

The consolidated financial statements include the accounts of Xtreme One Entertainment, Inc. (formerly CannaGrow Holdings, Inc.). and its wholly owned Subsidiary XFC Global. All intercompany transactions are eliminated in consolidation.

F-6

NOTE 1 – THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates.

The preparation of the financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The assumptions used by management in future estimates could change significantly due to changes in circumstances, including, but not limited to, challenging economic conditions. Accordingly, future estimates may differ significantly.

Reclassifications.

Certain prior year amounts have been reclassified to conform to the current year presentation. Such reclassifications had no impact on previously reported net losses.

Cash and Cash Equivalents.

For the purposes of the Statements of Cash Flows, the company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

Income Taxes.

The Company has adopted Financial Accounting Standard No. 109 (SFAS 109) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

Net Loss Per Common Share

The Company computes earnings per share under Financial Accounting Standard No. 128, “Earnings Per Share” (SFAS 128). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the periods presented. Dilutive common stock equivalents consist of shares issuable upon conversion of convertible preferred shares. During the nine months ended September 30, 2024 and 2023, common stock equivalents are not considered in the calculation of the weighted average number of common shares outstanding because they would be anti-dilutive, thereby decreasing the net loss per common share.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Advertising

The Company follows the policy of charging the costs of advertising to expenses as incurred. For the periods ended September 30, 2024 and 2023, advertising costs were $40,046 and $0, respectively. The Company expects advertising to materially increase due to the promotion of its events.

F-7

NOTE 1 – THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and related party receivables. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

Stock Based Compensation

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS 123.” This statement amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25 and related interpretations. Accordingly, the compensation expense for stock options is measured as the excess, if any, of the fair market value of the Company’s stock at the date of the grant over the exercise price of the related option. The Company has adopted the annual disclosure provisions of SFAS No. 148 in its financial reports for the nine months ended September 30, 2024 and 2023.

Fair Value of Financial Instruments

The carrying values of our financial instruments, including cash, accounts payable and due to related parties approximate their fair value due to the short-term nature of these financial instruments. Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 820, “Fair Value Measurement” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It also establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets.

Level 2: Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3: Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

The Company does not have any assets or liabilities that are required to be measured and recorded at fair value on a recurring basis.

Revenue Recognition

The Company will record revenue in accordance with FASB Accounting Standards Codification (“ASC”) as topic 606 (“ASC 606”). The revenue recognition standard in ASC 606 outlines a single comprehensive model for recognizing revenue as performance obligations, defined in a contract with a customer as goods or services transferred to the customer in exchange for consideration, are satisfied. The standard also requires expanded disclosures regarding the Company’s revenue recognition policies and significant judgments employed in the determination of revenue. The Company will recognize revenue from the sale of products or services in accordance with ASC 606, “Revenue Recognition” following the five steps procedure:

Step 1: Identify the contract(s) with customers.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to performance obligations.

Step 5: Recognize revenue when the entity satisfies a performance obligation.

F-8

NOTE 1 – THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The revenue policies of the new activities are being established as customary in the entertainment industry.

Impairment of Long-Lived Assets

Tangible and intangible assets (excluding goodwill) are assessed at each reporting date for indications that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Company makes an estimate of the asset’s recoverable amount. The asset’s recoverable amount is the higher of an assets or cash- generating unit’s fair value less costs of disposal and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset or a group of assets exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or the group of assets.

Business Combinations

In accordance with ASC 805, Business Combinations, the Company accounts for all business combinations using the acquisition method of accounting. Under this method, assets and liabilities, including any remaining non-controlling interests, are recognized at fair value at the date of acquisition. The excess of the purchase price over the fair value of assets acquired, net of liabilities assumed, and non-controlling interests is recognized as goodwill. Certain adjustments to the assessed fair values of the assets, liabilities, or non-controlling interests made subsequent to the acquisition date, but within the measurement period, which is up to one year, are recorded as adjustments to goodwill. Any adjustments subsequent to the measurement period are recorded in income. Any cost or equity method interest that the Company holds in the acquired company prior to the acquisition is re-measured to fair value at acquisition with a resulting gain or loss recognized in income for the difference between fair value and the existing book value. Results of operations of the acquired entity are included in the Company’s results from the date of the acquisition onward.

Goodwill

The Company allocates goodwill to reporting units based on the reporting unit expected to benefit from the business combination. We evaluate our reporting units on an annual basis and, if necessary, reassign goodwill using a relative fair value allocation approach. Goodwill is tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit.

Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. The fair value of each reporting unit is estimated primarily using a discounted cash flow methodology. This analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for our business, estimation of the useful life over which cash flows will occur, and determination of our weighted average cost of capital.

The estimates used to calculate the fair value of a reporting unit change from year to year based on operating results, market conditions, and other factors. Changes in these estimates and assumptions could materially affect the determination of fair value and goodwill impairment for each reporting unit.

Emerging Growth Company Critical Accounting Policy Disclosure

The Company qualifies as an “emerging growth company” under the 2012 JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities

F-9

NOTE 1 – THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Act for complying with new or revised accounting standards. As an emerging grown company, the Company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company may elect to take advantage of the benefits of this extended transition period in the future.

Segment Information

Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise, and Related Information (SFAS 131) establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions to allocate resources and assess performance. The information disclosed herein, materially represents all of the financial information related to the Company’s principal operating segment.

Recent Accounting Pronouncements

We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations or financial position.

NOTE 2 – GOING CONCERN

Our financial statements have been prepared assuming we will continue as a going concern. However, we have incurred losses in each year since inception and have a working capital deficit of $4,003,190 as of September 30, 2024, we have sustained recurring losses totaling $13,785,027 and have a stockholders’ deficit of $5,567,825. These conditions, among others, give rise to substantial doubt about our ability to continue as a going concern. Management is continuing to seek additional equity capital to fund the acquisition or to purchase an ongoing business and improve profitability of existing operations. Until such time, we anticipate our working capital needs will be funded through the issuance of debt and equity instruments. Management believes these steps may provide us with adequate funds to sustain our continued existence. There is, however, no assurance that the steps taken by management will meet all our needs or that we will continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company’s existence is dependent upon advances from its affiliates, the sale of additional equity stock, loans, and management’s ability to develop profitable operations. Management anticipates the Company will attain profitable status and improve its liquidity through the continued developing, marketing, and selling of its live events, branded products and advertising, as well as additional equity investments in the Company. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern. In order to improve the Company’s liquidity, the Company is actively pursuing additional equity financing through discussions with investment bankers and private investors. There can be no assurance the Company will be successful in its effort to secure additional equity financing. If operations and cash flows continue to improve through these efforts, management believes that the Company can continue to operate and achieve profitability. However, no assurance can be given that management’s actions will result in profitable operations or the resolution of its liquidity problems.

NOTE 3 – ACQUISITION

Effective November 1, 2023 the Company entered into an Acquisition and Share Exchange Agreement to acquire all of the issued and outstanding capital stock of XFC Global Inc., a Wyoming corporation (“XFC Global”) consisting of Sixty Million (60,000,000) shares of XFC Global owned by from Mr. Jeffrey T. Lambert (“Lambert”) in exchange for Thirty Million (30,000,000) shares of the Company’s $.001 par value restricted Common Stock (the “XFCG Acquisition”). This transaction has been accounted for as an “acquisition” not as a “reverse takeover”.

F-10

NOTE 3 – ACQUISITION (Continued)

The purchase price for the acquisition of XFCG was the issuance of 30,000,000 shares of the Company’s common stock at $.018 per share with a fair value of $540,000 and the assumption of the net liabilities of XFCG of in the amount of 55,346.

The allocation of the purchase price and the estimated fair market values of the assets acquired, and liabilities assumed are shown below.

Cash	$–
Total assets acquired	–

Accounts payable and accrued expenses	55,346
Total liabilities assumed	55,346
Common stock issued for acquisition	540,000
Total purchase price assigned to goodwill	$595,346

The acquired business contributed no revenue and a net loss from operations of $153,134 to the Company during the period from November 1 through December 31, 2023 and a loss of $3,062,527 for the nine months ended September 30, 2024.

Combined Pro Forma Information

The following table gives effect to the unaudited pro forma combined revenue and net earnings (loss) of the Company as if the above business combinations had transpired on January 1, 2022:

	Revenue		Net Earnings (Loss)
	Year Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenues	$–	$–	$(208,480)	$–

NOTE 4 – PREPAID EXPENSES

The prepaid expenses consist of $38,125 of prepaid insurance.

NOTE 5 – INVENTORY

Inventory is valued at the lower of cost or market value, as determined by the first-in, first out (“FIFO”) method. Inventory consists of merchandise sold by the Company at the events.

NOTE 6 – RELATED PARTY TRANSACTIONS

During the calendar year 2023, the Company, effective October 23, 2023, the Janovec-led Board of Directors together with the holders of the Series D Convertible Preferred Stock (the “Series D Preferred”) mutually agreed to a redemption of the Series D Preferred in exchange for an assignment of the Companies rights to manage a portion of the property then under Lease to the Company by a third-party located in Huerfano County, Colorado (the “Farm”) together with the assumption of all of the Company’s debts and claims against the Company related in any way to its operation of the Farm (the “Exchange and Assumption Agreement”).The Company recorded a $174,046 gain of this transaction which reflected the amount originally given for the preferred stock of $179,040, less $5,000 that represented the net receivable for the releasing of the Farm.

At December 31, 2023 we had $198,479 in related party Vendor Financing and $0 in Notes payable-related-party related to our majority shareholder and control person, Jeffrey T. Lambert (“Lambert”). During the quarter ending March 31, 2024 we entered into a credit agreement (the “Credit Agreement”) with Lambert to enable us to borrow funds to meet our working capital needs up to $1,250,000 (each an “Advance”, collectively the “Lambert Advances”), with the sum of the Lambert Advances to be repaid fifty-nine (59) months from the date of the first Advance (the “Credit Term”), with each Advance, either as a direct deposit to the Company or as a direct payment to a Vendor, to be evidenced by a promissory note with interest accruing at a rate of 18% per annum. In addition, Lambert agreed to make Secondary Loans available, on a case-by-case basis, to fund our working capital needs above the Credit Agreement limit on similar terms to the Credit Agreement, at an interest rate of 15%.

For the nine months ended September 30, 2024 we received $1,211,635 in Lambert Advances, Secondary Loans of $353,000 evidenced by promissory notes payable at 15% interest, an additional $1,178,580 in Vendor Financing, together with $108,101 in accrued interest on the Lambert Advances and Secondary Loans, for a total of $ $2,743,215 from related party financing activities.

F-11

NOTE 7 – NOTES PAYABLE

Effective in October 2023 Mr. Brent Crouch, the Company’s accountant (“Crouch”) and Mr. Delmar Janovec (“Janovec”), the Company’s president, Secretary, Treasurer and sole Director agreed to waive the conversion features and accrued interest on the promissory notes issued to them and the subject amounts were reduced to new non-convertible notes. Effective October 2023 the subject promissory notes in the aggregate amount of $847,468, previously held by Crouch and Janovec, were acquired by an un-related third-party. As a result, the subject promissory notes have been reclassified as “Notes payable”.

The Company’s debt consists of the following:

	September 30, 2024	December 31, 2023
Notes payable, 9% interest, interest and principal due upon demand, unsecured	$847,468	$847,468
Total due	847,468	847,468
Current Portion	847,468	847,468
Long-term portion	$0	$0

The Company has incurred an interest expense of $57,152 and $0 during the nine months ended September 30, 2024, and 2023, respectively. The Company has interest accrued in the above notes in the amounts of $75,750 and $0 on September 30, 2024 and 2023, respectively

NOTE 8 – NOTES PAYABLE-RELATED PARTY

The Company’s related party debt consists of the following:

	September 30, 2024	December 31, 2023
Notes payable, 15-18% interest, interest and principal due December 31, 2025 through January 29, 2029, unsecured	$1,564,635	$0
Total due	1,564,635	0
Current Portion	0	0
Long-term portion	$1,564,635	$0

During the quarter ending March 31, 2024 the Company is negotiating a credit agreement with its majority shareholder and control person (the “Shareholder Credit Agreement”) pursuant to which the Company is able to borrow funds to meet its working capital needs up to $1,250,000 (each an “Advance”) with the sum of all Advances to be repaid fifty-nine (59) months from the date of the first Advance (the “Credit Term”), and are generally evidenced by a promissory note with interest accruing at a rate of 15% -18% per annum.

The Company has incurred an interest expense of $108,101 and $0 during the nine months ended September 30, 2024, and 2023, respectively. Subsequent to September 30, 2024 the Company issued an additional note in the amount of $50,000 to its President, see Note 14 - Subsequent Events.

F-12

NOTE 9 – STOCK DESCRIPTION AND CHANGES

In the fourth quarter of 2021 certain accredited investors holding promissory notes issued by the Company were forgiven as to their remaining principle, accrued interests and convertibility. The cancellation of the promissory notes was due in part to the reinterpretation by the Securities and Exchange Commission (“SEC”) of certain rules and regulations governing the lending and securities-related practices of certain “lenders” together with civil judgments against such “lenders” for violation of usuary laws.

NOTE 10 – STOCKHOLDERS’ DEFICIT

General

The Company has authorized 450,000,000 shares of capital stock, 300,000,000 shares designated as Common Stock with a par value of $.001 per share, and 150,000,000 shares designated as Preferred Stock with a par value of $.001 per share.

As of September 30, 2024, and December 31, 2023, respectively, the Company had 137,223,434 and 132,073,434 shares of Common Stock, and 2,000,000 and 42,000,000 shares of Series A Convertible Preferred Stock outstanding, with 0 and 0 shares of Series B Convertible Preferred Stock outstanding, -0- and -0- shares of Series C Convertible Preferred Stock outstanding, -0- and 10,000,000 shares of Series D Convertible Preferred Stock outstanding.

Common Stock

As disclosed above, on September 30, 2024, and December 31, 2023, respectively, the Company has issued and outstanding, 137,223,434 and 132,073,434 shares of Common Stock. However, it should be noted that Mr. Mark Kirkland holds 25,000,000 shares of the Company’s Common Stock (the “Kirkland Shares”) issued to Mr. Kirkland in a transaction in 2014 which was cancelled. Pursuant to an agreement between the Company and Mr. Kirkland, Mr. Kirkland agreed to return the Certificate for the 25,000,000 shares, however the Certificate was lost in transit. The Company, due to financial constraints in 2014-2017 did not bond around the “Lost Certificate” or the outright cancellation. As a result, the shares have not yet been returned to the Company or cancelled and continue to appear on the Company’s Shareholder List.

The Company issued Thirty Million (30,000,000) shares of its Common Stock during the reporting period ending December 31, 2023, for the acquisition of its new wholly owned subsidiary XFC Global, Inc. This transaction was valued at $540,000, the current quoted price of its common stock on the date of issuance.

The Company issued 2,350,000 shares of its common stock on February 12, 2024, for debts totaling $11,750, and 2,800,000 shares of its common stock to the six (6) members of its Board of Directors and two (2) officers for services valued at $77,420 on July 11, 2024.

Preferred Stock

During this reporting period ending December 31, 2023, effective September 15, 2023, the holders of the 42,000,000 shares of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred”) approved an amendment to the rights, privileges, and other preferences of the Series A Preferred which reduced the number of authorized shares of Series A Preferred to 2,000,000 (the “Amended Series A Preferred”) from 100,000,000. Effective October 19, 2023, there was a sale and transfer of the Amended Series A Preferred to a previously un-related party (the Series A Transaction”).

The Company exchanged 2,000,000 shares of its newly designated Series A Preferred Stock for 42,000 000 shares of its previously issued Series A Preferred Stock. The new Series A Preferred Stock has certain conversion features to give the holder voting control and majority control upon conversion.

The Company cancelled 184,500 shares of its Series C Preferred Stock valued at $185.

F-13

NOTE 10 – STOCKHOLDERS’ DEFICIT (Continued)

The Company cancelled 10,000,000 shares of its Series D Preferred Stock for the exchange of its prior farm operations valued at a $174,046 gain.

Other than the Series A Transaction and the Series D Transaction, there were not any issuances, transfers, or redemptions of the Company’s Preferred Stock during the reporting periods ending December 31, 2023 and December 31, 2022.

NOTE 11 – DERIVATIVE LIABILITY

The Company has convertible Series A Preferred Stock outstanding on September 30, 2024 that are convertible into Company’s common stock to be issued upon conversion of preferred stock based the current conversion formula into shares of common stock.

Due to there being no explicit limit to the number of shares to be delivered upon settlement of the above conversion option embedded in the Preferred Stock, the conversion feature is classified as derivative liabilities and recorded at fair value. The liability has been established for the conversion rate into common stock for the period ending September 30, 2024. The amount of the increase for the nine months September 30, 2024, was $679,632.

Pursuant to ASC 815, “Derivatives and Hedging,” the Company recognized the fair value of the embedded conversion feature of the Preferred Stock. During the year ended December 31, 2023, the Company recorded a mark-to-market adjustment based on the fair value of the derivative liability on that date which has resulted in a charge of $1,344,234 to operations during this period of time. The fair value of the derivative liability was determined using the Black-Scholes option pricing model with a quoted market price of $.02, a conversion price of fifty percent of the closing bid price, discounted due to its thin trading history and its high expected volatility,

The following table sets forth by level with the fair value hierarchy the Company’s financial assets and liabilities measured at fair value on September 30, 2024.

	Level 1	Level 2	Level 3	Total
Assets
None	$–	$–	$–	$–
Liabilities
Derivative Financial instruments	$–	$–	$2,023,866	$2,023,866

NOTE 12 – COMMITMENTS AND CONTINGENCIES

The Company did not have any Commitments or Contingencies on September 30. 2024. During the fourth quarter of 2023, the Company redeemed the Series D Convertible Preferred Stock pursuant an Exchange and Assumption Agreement under which Crouch and Janovec agreed to assume all obligations associated with the operation of the Farm. For information as to previous years, please see Company’s periodic reports for fiscal 2014-2021 filed with the OTC Markets Group Inc. at http://www.otckmarkets.com).

F-14

NOTE 13 – LEGAL

The Company did not have any outstanding legal matters on September 30, 2024. For information as to previous years, please see Company’s periodic reports for Fiscal 2014-2021 filed with the OTC Markets Group Inc. at http://www.otckmarkets.com).

NOTE 14 - SUBSEQUENT EVENTS

Subsequent to September 30, 2024 the Company issued an additional note in the amount of $50,000 to its President and two notes to none affiliates in the aggregate amount of $50,000.

F-15

Consolidated Balance Sheets
December 31, 2023 and 2022
(Unaudited)

	December 31,
	2023	2022
ASSETS

Current Assets
Cash	$–	$–
Accounts receivable	–	90,000

Total Current Assets	–	90,000

Other Assets
Goodwill and Intangibles	595,346	–

Total Other Assets	595,346	–

Total Assets	$595,346	$90,000

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)

Current Liabilities
Accounts payable and accrued expenses	$40,348	$94,313
Accounts payable and accrued expenses-Related party	198,479	–
Notes payable	847,468	837,468
Derivative liability	1,344,234	–

Total Current Liabilities	2,430,529	931,781

Total Liabilities	2,430,529	931,781

Commitments and contingencies	–	–

Stockholders (Deficit)
Preferred stock, Series A convertible, $.001 par value, 100,000,000 shares authorized until October 20, 2023, then 2,000,000 shares authorized, 2,000,000 and 42,000,000 shares issued and outstanding at December 31, 2023 and 2022	2,000	42,000
Preferred stock, Series B convertible, $.001 par value, 5,000,000 shares authorized, 0 and 0 shares issued and outstanding at December 31, 2023 and 2022	–	–
Preferred stock, Series C convertible, $.001 par value, 20,000,000 shares authorized, 0 and 184,500 shares issued and outstanding at December 31, 2023 and 2022	–	185
Preferred stock, Series D convertible, $.001 par value, 25,000,000 shares authorized, 0 and 10,000,000 shares issued and outstanding at December 31, 2023 and 2022	–	10,000
Common stock, $.001 par value, 300,000,000 shares authorized, 132,073,434 and 102,073,434 shares issued and outstanding at December 31, 2023 and 2022	132,073	102,073
Additional paid-in capital	7,993,959	7,565,005
Accumulated (Deficit)	(9,963,215)	(8,561,044)
Total Stockholders’ (Deficit)	(1,835,183)	(841,781)

Total Liabilities and Stockholders’ (Deficit)	$595,346	$90,000

The accompanying notes are an integral part of these financial statements

F-16

Statement of Operations
December 31, 2023 and 2022
(Unaudited)

	Year Ended
	December 31,
	2023	2022

Revenues	$45,000	$60,000

Total revenues	45,000	60,000

Operating Expenses
Cost of revenues	31,500	42,000
General and administrative	238,399	39,163

Total operating expenses	269,899	81,163

(Loss) before other expenses	(224,899)	(21,163)

Other income/(expense)
Forgiveness of debt	11,329	–
Relief of debt	185	–
Gain on cancellation of preferred stock	174,046	–
Derivative loss	(1,344,234)	–
Interest expense	(18,598)	–

Total other	(1,177,272)	–

(Loss) before income taxes	(1,402,171)	(21,163)
Income taxes	–	–

Net (loss)	$(1,402,171)	$(21,163)

Income per share-Basic and diluted	$(0.01)	$(0.00)

Weighted average shares outstanding
Basic and diluted	106,347,407	102,073,434

The accompanying notes are an integral part of these financial statements

F-17

Statements of Stockholders’ Deficit
December 31, 2023 and 2022
(Unaudited)

	Preferred Stock						Common Stock
	Series A Shares	Amount	Series C Shares	Amount	Series D Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated (Deficit)	Stockholders’ (Deficit)
Balance-January 1, 2022	42,000,000	$42,000	184,500	$185	10,000,000	$10,000	102,073,434	$102,073	$7,565,005	$(8,539,881)	$(820,618)

Net (loss) for the year ended December 31, 2022	–	–	–	–	–	–	–	–	–	(21,163)	(21,163)

Balance-December 31, 2022	42,000,000	$42,000	184,500	$185	10,000,000	$10,000	102,073,434	$102,073	$7,565,005	$(8,561,044)	$(841,781)

	Preferred Stock						Common Stock
	Series A Shares	Amount	Series C Shares	Amount	Series D Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated (Deficit)	Stockholders’ (Deficit)
Balance-January 1, 2023	42,000,000	$42,000	184,500	$185	10,000,000	$10,000	102,073,434	$102,073	$7,565,005	$(8,561,044)	$(841,781)

Cancelled preferred stock	–	–	(184,500)	(185)	–	–	–	–	–	–	(185)

Redesignation of preferred stock	(40,000,000)	(40,000)	–	–	–	–	–	–	40,000	–	–

Contribution of capital	–	–	–	–	–	–	–	–	48,000	–	48,000

Issuance of stock for acquisition	–	–	–	–	–	–	30,000,000	30,000	510,000	–	540,000

Cancellation of preferred stock	–	–	–	–	(10,000,000)	(10,000)	–	–	(169,046)	–	(179,046)

Net (loss) for year ended December 31, 2023	–	$–	–	$–	–	$–	–	$–	$–	$(1,402,171)	$(1,402,171)

The accompanying notes are an integral part of these financial statements

F-18

CONSOLIDATED STATEMENT OF CASH FLOWS
December 31, 2023 and 2022
(Unaudited)

	Year Ended
	December 31,
	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$(1,402,171)	$(21,163)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Cancel Preferred Stock C	(185)	–
Cancel Preferred Stock D	(179,046)	–
Contribution of capital	(48,000)
Changes in assets and liabilities:
Decrease/(increase) in accounts receivable	90,000	(60,000)
(Decrease)/increase in accounts payable and accrued expenses	(13,311)	61,163
Increase in accounts payable and accrued expenses-Related party	198,479
Note payable-related party	10,000	20,000
Increase in derivative liability	1,344,234	–

Net cash provided by/(used) in operating activities	–	–

Net increase/(decrease) in cash	–	–

CASH AT BEGINNING PERIOD	–	–

CASH AT END OF PERIOD	$–	$–

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$–	$–
Cash paid for income taxes	$–	$–
Cancellation of Preferred Stock C	$185	$–
Cancellation of Preferred Stock D	$179,046	$–
Contribution of capital	$48,000	$–
Common stock issued for acquisition	$540,000	$–

The accompanying notes are an integral part of these financial statements

F-19

XTREME ONE ENTERTAINMENT, INC. AND SUBSIDIARY
(formerly CannaGrow Holdings, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR TWELVE MONTHS ENDED DECEMBER 31, 2023 AND DECEMBER 31, 2022

(Unaudited)

NOTE 1 – THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statement follows. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included in this quarterly report.

The Company.

The Company was formed as a Delaware corporation on May 5, 1995, as Topper’s Brick Oven Pizza, Inc. Since the inception of the Company there have been several subsequent name changes resulting in the Company being named CannaGrow Holdings, Inc., Directors 28, 2023 when a further name change to “Xtreme One Entertainment, Inc.”, was approved by the Company’s Board. effective Directors 28, 2023.

The Company changed its business model during the spring of 2014 and has entered the Medical and Recreational Marijuana industry in the State of Colorado as a Lessor, Liaison, and Consultant to developers, licensed growers, and operators. From 2014 through the year-ended December 31, 2022, the Company worked as a property manager on a 20-acre lease in which the Company acted as a liaison with the various County and State Agencies, and Utility companies.

As CannaGrow Holdings, Inc. the Company served as a management company for various farm products – it does not and will not, grow, harvest, distribute or sell marijuana or any substance that violate the laws of the United States of America.

Effective October 23, 2023, the Company implemented a strategic shift in its core business to focus on sports and entertainment properties and event marketing. Rebranded as Xtreme One Entertainment, the Company, through its wholly owned subsidiary, XFC Global Inc. (“XFC Global”), has been monetizing exclusive licensing rights to the intellectual property, branding, media and the back-catalog of “Xtreme Fighting Championships” and the “XFC,” which are wholly owned assets of ProActive Management Corporation (“PMI”). The XFC was an early entrant in the professional mixed martial arts industry and developed an extensive library spanning more than a thousand hours of fights across the globe, and wrap-around content and programming, featuring some of MMA’s top fighters during its nearly two decades of activity.

In addition to sponsoring and promoting premier mixed martial arts events under the XFC brand, beginning in the second quarter of 2024, the Company intends to develop additional Xtreme One-sponsored entertainment properties spanning combat sports, watersports and others, with live events to be produced for spectators as well as for broadcast over media, including pay-per-view streaming services. Additionally, the Company seeks sponsorship partners to advertise at live and broadcast events, offering partners logo and product placement at various platforms within the event venues or on broadcasts. The Company also markets branded apparel and merchandise under its owned and licensed brands.

Basis of Presentation.

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) as promulgated in the United States of America.

Principles of Consolidation.

The consolidated financial statements include the accounts of CannaGrow Holdings, Inc. and its wholly owned Subsidiary XFC Global. All intercompany transactions are eliminated in consolidation.

F-20

NOTE 1 – THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Going Concern.

Our financial statements have been prepared assuming we will continue as a going concern. However, as of December 31, 2023, we have sustained recurring losses totaling $9,963,215 and have a stockholders’ deficit of $1,835,183. These conditions, among others, give rise to substantial doubt about our ability to continue as a going concern. Management is continuing to seek additional equity capital to fund the acquisition or to purchase an ongoing business and improve profitability of existing operations. Until such time, we anticipate our working capital needs will be funded through the issuance of debt and equity instruments. Management believes these steps may provide us with adequate funds to sustain our continued existence. There is, however, no assurance that the steps taken by management will meet all our needs or that we will continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company’s existence is dependent upon advances from its affiliates, the sale of additional equity stock, loans, and management’s ability to develop profitable operations. Management anticipates the Company will attain profitable status and improve its liquidity through the continued developing, marketing, and selling of its live events, branded products and advertising, and additional equity investments in the Company. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern. In order to improve the Company’s liquidity, the Company is actively pursuing additional equity financing through discussions with investment bankers and private investors. There can be no assurance the Company will be successful in its effort to secure additional equity financing. If operations and cash flows continue to improve through these efforts, management believes that the Company can continue to operate and achieve profitability. However, no assurance can be given that management’s actions will result in profitable operations or the resolution of its liquidity problems.

Use of Estimates.

The preparation of the financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The assumptions used by management in future estimates could change significantly due to changes in circumstances, including, but not limited to, challenging economic conditions. Accordingly, future estimates may differ significantly.

Reclassifications.

Certain prior year amounts have been reclassified to conform to the current year presentation. Such reclassifications had no impact on previously reported net losses.

Cash and Cash Equivalents.

For the purposes of the Statements of Cash Flows, the company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

Income Taxes.

The Company has adopted Financial Accounting Standard No. 109 (SFAS 109) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

F-21

NOTE 1 – THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Net Loss Per Common Share

The Company computes earnings per share under Financial Accounting Standard No. 128, “Earnings Per Share” (SFAS 128). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the year. Dilutive common stock equivalents consist of shares issuable upon conversion of convertible preferred shares. During the years ended December 31, 2023 and 2022, common stock equivalents are not considered in the calculation of the weighted average number of common shares outstanding because they would be anti-dilutive, thereby decreasing the net loss per common share.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Advertising

The Company follows the policy of charging the costs of advertising to expenses as incurred. For the periods ended December 31, 2023 and 2022, advertising costs were not material to the statement of loss.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and related party receivables. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

Stock Based Compensation

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS 123.” This statement amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25 and related interpretations. Accordingly, the compensation expense for stock options is measured as the excess, if any, of the fair market value of the Company’s stock at the date of the grant over the exercise price of the related option. The Company has adopted the annual disclosure provisions of SFAS No. 148 in its financial reports for the years ended December 31, 2023 and 2022.

Fair Value of Financial Instruments

The carrying values of our financial instruments, including cash, accounts payable and due to related parties approximate their fair value due to the short-term nature of these financial instruments. Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 820, “Fair Value Measurement” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It also establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

F-22

NOTE 1 – THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Level 1: Observable inputs such as quoted prices in active markets.

Level 2: Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3: Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

The Company does not have any assets or liabilities that are required to be measured and recorded at fair value on a recurring basis.

Revenue Recognition

The Company will record revenue in accordance with FASB Accounting Standards Codification (“ASC”) as topic 606 (“ASC 606”). The revenue recognition standard in ASC 606 outlines a single comprehensive model for recognizing revenue as performance obligations, defined in a contract with a customer as goods or services transferred to the customer in exchange for consideration, are satisfied. The standard also requires expanded disclosures regarding the Company’s revenue recognition policies and significant judgments employed in the determination of revenue. The Company will recognize revenue from the sale of products or services in accordance with ASC 606, “Revenue Recognition” following the five steps procedure:

Step 1: Identify the contract(s) with customers.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to performance obligations.

Step 5: Recognize revenue when the entity satisfies a performance obligation.

The revenue policies of the new activities are being established as customary in the entertainment industry.

Impairment of Long-Lived Assets

Tangible and intangible assets (excluding goodwill) are assessed at each reporting date for indications that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Company makes an estimate of the asset’s recoverable amount. The asset’s recoverable amount is the higher of an assets or cash-generating unit’s fair value less costs of disposal and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset or a group of assets exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or the group of assets.

Business Combinations

In accordance with ASC 805, Business Combinations, the Company accounts for all business combinations using the acquisition method of accounting. Under this method, assets and liabilities, including any remaining non-controlling interests, are recognized at fair value at the date of acquisition. The excess of the purchase price over the fair value of assets acquired, net of liabilities assumed, and non-controlling interests is recognized as goodwill. Certain adjustments to the assessed fair values of the assets, liabilities, or non-controlling interests made subsequent to the acquisition date, but within the measurement period, which is up to one year, are recorded as adjustments to goodwill. Any adjustments subsequent to the measurement period are recorded in income. Any cost or equity method interest that the Company holds in the acquired company prior to the acquisition is re-measured to fair value at acquisition with a resulting gain or loss recognized in income for the difference between fair value and the existing book value. Results of operations of the acquired entity are included in the Company’s results from the date of the acquisition onward.

F-23

NOTE 1 – THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill

The Company allocates goodwill to reporting units based on the reporting unit expected to benefit from the business combination. We evaluate our reporting units on an annual basis and, if necessary, reassign goodwill using a relative fair value allocation approach. Goodwill is tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit.

Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. The fair value of each reporting unit is estimated primarily using a discounted cash flow methodology. This analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for our business, estimation of the useful life over which cash flows will occur, and determination of our weighted average cost of capital.

The estimates used to calculate the fair value of a reporting unit change from year to year based on operating results, market conditions, and other factors. Changes in these estimates and assumptions could materially affect the determination of fair value and goodwill impairment for each reporting unit.

Emerging Growth Company Critical Accounting Policy Disclosure

The Company qualifies as an “emerging growth company” under the 2012 JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.   As an emerging grown company, the Company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company may elect to take advantage of the benefits of this extended transition period in the future.

Earnings Per Share

Basic earnings per share are calculated using the weighted average number of common shares outstanding for the period presented. Diluted earnings per share is computed using the weighted-average number of common shares and, if dilutive, potential common shares outstanding during the period. The dilutive effect of potential common shares is not reflected in diluted earnings per share because the Company incurred a net loss for the years ended December 31, 2023 and 2022 and the effect of including these potential common shares in the net loss per share calculations would be anti-dilutive.

F-24

NOTE 1 – THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Segment Information

Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise, and Related Information (SFAS 131) establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions to allocate resources and assess performance. The information disclosed herein, materially represents all of the financial information related to the Company’s principal operating segment.

Recent Accounting Pronouncements

We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations or financial position.

NOTE 2 – GOING CONCERN.

Our financial statements have been prepared assuming we will continue as a going concern. However, we have incurred losses in each year since inception and have a working capital deficit of $927,958 as of December 31, 2023, and as of December 31, 2023, we have sustained recurring losses totaling $9,963,215 and have a stockholders’ deficit of $1,835,183. These conditions, among others, give rise to substantial doubt about our ability to continue as a going concern. Management is continuing to seek additional equity capital to fund the acquisition or to purchase an ongoing business and improve profitability of existing operations. Until such time, we anticipate our working capital needs will be funded through the issuance of debt and equity instruments. Management believes these steps may provide us with adequate funds to sustain our continued existence. There is, however, no assurance that the steps taken by management will meet all our needs or that we will continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company’s existence is dependent upon advances from its affiliates, the sale of additional equity stock, loans, and management’s ability to develop profitable operations. Management anticipates the Company will attain profitable status and improve its liquidity through the continued developing, marketing, and selling of its live events, branded products and advertising, as well as additional equity investments in the Company. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern. In order to improve the Company’s liquidity, the Company is actively pursuing additional equity financing through discussions with investment bankers and private investors. There can be no assurance the Company will be successful in its effort to secure additional equity financing. If operations and cash flows continue to improve through these efforts, management believes that the Company can continue to operate and achieve profitability. However, no assurance can be given that management’s actions will result in profitable operations or the resolution of its liquidity problems.

NOTE 3 – ACQUISITION.

Effective November 1, 2023 the Company entered into an Acquisition and Share Exchange Agreement to acquire all of the issued and outstanding capital stock of XFC Global Inc., a Wyoming corporation (“XFC Global”) consisting of Sixty Million (60,000,000) shares of XFC Global owned by from Mr. Jeffrey T. Lambert (“Lambert”) in exchange for Thirty Million (30,000,000) shares of the Company’s $.001 par value restricted Common Stock (the “XFCG Acquisition”). This transaction has been accounted for as an “acquisition” not as a “reverse takeover”.

The purchase price for the acquisition of XFCG was the issuance of 30,000,000 shares of the Company’s common stock at $.018 per share with a fair value of $540,000 and the assumption of the net liabilities of XFCG of in the amount of 55,346.

F-25

NOTE 3 – ACQUISITION (Continued)

The allocation of the purchase price and the estimated fair market values of the assets acquired, and liabilities assumed are shown below.

Cash	$–
Total assets acquired	–

Accounts payable and accrued expenses	55,346
Total liabilities assumed	55,346
Common stock issued for acquisition	540,000
Total purchase price assigned to goodwill	$595,346

The acquired business contributed no revenue and a net loss from operations of $153,134 to the Company during the period from November 1 through December 31, 2023.

Combined Pro Forma Information

The following table gives effect to the unaudited pro forma combined revenue and net earnings (loss) of the Company as if the above business combinations had transpired on January 1, 2022:

	Revenue		Net Earnings (Loss)
	Year Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenues	$–	$–	$(208,480)	$–

NOTE 4 – INVENTORY.

Inventory is valued at the lower of cost or market value, as determined by the first-in, first out (“FIFO”) method.

NOTE 5 – RELATED PARTY TRANSACTIONS.

During the calendar year 2023, the Company, effective October 23, 2023, the Janovec-led Board of Directors together with the holders of the Serie D Convertible Preferred Stock (the “Series D Preferred”) mutually agreed to a redemption of the Series D Preferred in exchange for an assignment of the Companies rights to manage a portion of the property then under Lease to the Company by a third-party located in Huerfano County, Colorado (the “Farm”) together with the assumption of all of the Company’s debts and claims against the Company related in any way to its operation of the Farm (the “Exchange and Assumption Agreement”). The Company recorded a $174,046 gain of this transaction which reflected the amount originally given for the preferred stock of $179,040, less $5,000 that represented the net receivable for the releasing of the Farm.

At December 31, 2023 we had $198,479 in related party Vendor Financing and $0 in Notes payable-related-party related to our majority shareholder and control person, Jeffrey T. Lambert (“Lambert”).

NOTE 6 – NOTES PAYABLE-RELATED PARTY.

Effective in October 2023 Mr. Brent Crouch, the Company’s accountant (“Crouch”) and Mr. Delmar Janovec (“Janovec”), the Company’s president, Secretary, Treasurer and sole Director agreed to waive the conversion features and accrued interest on the promissory notes issued to them and the subject amounts were reduced to new non-convertible notes. Effective October 2023 the subject promissory notes in the aggregate amount of $847,468, previously held by Crouch and Janovec, were acquired by an un-related third-party. As a result, the subject promissory notes have been reclassified as “Notes payable”.

F-26

NOTE 7 – PROVISION FOR INCOME TAXES.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

We classify interest and penalties arising from the underpayment of income taxes in the statement of income under general and administrative expenses. As of December 31, 2023, we had no accrued interest or penalties related to uncertain tax positions. The tax years 2023, 2022 and 2021 federal return remains open to examination.

The provision (benefit) for income taxes for the year ended December 31, 2023 and 2022 consists of the following:

	2023	2022
Current	$–	$–
Deferred	–	–

	$–	$–

Net deferred tax assets consist of the following components as of December 31, 2023 and 2022:

	2023	2022
Deferred tax assets:
NOL Carryover	$2,050,594	$1,797,819
Related Party Accruals	41,681	–
Valuation Allowance	(2,092,275)	(1,797,819)
Net deferred tax asset	$–	$–

The income tax provision differs from the amount on income tax determined by applying the U.S. federal income tax rate of 21% to pretax income from continuing operations for the year ended December 31, 2023 and 2022 due to the following:

	2023	2022

Income tax (benefit) expense	$(294,456)	$(4,444)
Increase in valuation allowance	294,456	4,444
Provision for income taxes	$–	$–

At December 31, 2023, the Company had net operating loss carry-forwards of approximately $9,963,2155 that may be offset against future taxable income. No tax benefit has been reported in the December 31, 2023 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry-forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry-forwards may be limited as to use in future years.

F-27

NOTE 8 – STOCK DESCRIPTION AND CHANGES.

In the fourth quarter of 2021 certain accredited investors holding promissory notes issued by the Company were forgiven as to their remaining principle, accrued interests and convertibility. The cancellation of the promissory notes was due in part to the reinterpretation by the Securities and Exchange Commission (“SEC”) of certain rules and regulations governing the lending and securities-related practices of certain “lenders” together with civil judgments against such “lenders” for violation of usuary laws.

NOTE 9 – STOCKHOLDERS’ DEFICIT.

General.

The Company has authorized 450,000,000 shares of capital stock, 300,000,000 shares designated as Common Stock with a par value of $.001 per share, and 150,000,000 shares designated as Preferred Stock with a par value of $.001 per share.

As of December 31, 2023, and December 31, 2022 respectively, the Company had 132,073,434 and 102,073,434 shares of Common Stock, and 2,000,000 and 42,000,000 shares of Series A Convertible Preferred Stock outstanding, with -0- and -0- shares of Series B Convertible Preferred Stock outstanding, -0- and -0- shares of Series C Convertible Preferred Stock outstanding, -0- and 10,000,000 shares of Series D Convertible Preferred Stock outstanding.

Common Stock.

As disclosed above, at December 31, 2023 and December 31, 2022, respectively, the Company has issued and outstanding, 132,073,434 and 102,073,434 shares of Common Stock. However, it should be noted that Mr. Mark Kirkland holds 25,000,000 shares of the Company’s Common Stock (the “Kirkland Shares”) issued to Mr. Kirkland in a transaction in 2014 which was cancelled. Pursuant to an agreement between the Company and Mr. Kirkland, Mr. Kirkland agreed to return the Certificate for the 25,000,000 shares, however the Certificate was lost in transit. The Company, due to financial constraints in 2014-2017 did not bond around the “Lost Certificate” or the outright cancellation. As a result, the shares have not yet been returned to the Company or cancelled and continue to appear on the Company’s Shareholder List.

The Company issued Thirty Million (30,000,000) shares of its Common Stock during the reporting period ending December 31, 2023, for the acquisition of its new wholly owned subsidiary XFC Global, Inc. This transaction was valued at $540,000, the current quoted price of its common stock on the date of issuance, and there were not any issuances of the Company’s Common Stock during the reporting period ending December 31, 2022.

Preferred Stock

During this reporting period ending December 31, 2023, effective September 15, 2023 the holders of the 42,000,000 shares of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred”) approved an amendment to the rights, privileges, and other preferences of the Series A Preferred which reduced the number of authorized shares of Series A Preferred to 2,000,000 (the “Amended Series A Preferred”) from 100,000,000. Effective October 19, 2023, there was a sale and transfer of the Amended Serie A Preferred to a previously un-related party (the Series A Transaction”).

The Company exchanged 2,000,000 shares of its newly designated Series A Preferred Stock for 42,000 000 shares of its previously issued Series A Preferred Stock. The new Series A Preferred Stock has certain conversion features to give the holder voting control and majority control upon conversion.

The Company cancelled 184,500 shares of its Series C Preferred Stock valued at $185.

The Company cancelled 10,000,000 shares of its Series D Preferred Stock for the exchange of its prior farm operations valued at a $174,046 gain.

Other than the Series A Transaction and the Series D Transaction, there were not any issuances, transfers, or redemptions of the Company’s Preferred Stock during the reporting periods ending December 31, 2023 and December 31, 2022.

F-28

NOTE 10 – DERIVATIVE LIABILITY.

The Company has convertible Series A Preferred Stock outstanding at December 31, 2023 that are convertible into Company’s common stock to be issued upon conversion of preferred stock based the current conversion formula into shares of common stock.

Due to there being no explicit limit to the number of shares to be delivered upon settlement of the above conversion option embedded in the Preferred Stock, the conversion feature is classified as derivative liabilities and recorded at fair value. The liability has been established for the conversion rate into common stock for the period ending December 31, 2023. The amount of the increase for the year ended December 31, 2023 was $1,344,234.

Pursuant to ASC 815, “Derivatives and Hedging,” the Company recognized the fair value of the embedded conversion feature of the Preferred Stock. During the year ended December 31, 2023, the Company recorded a mark-to-market adjustment based on the fair value of the derivative liability on that date which has resulted in a charge of $1,344,234 to operations during this period of time. The fair value of the derivative liability was determined using the Black-Scholes option pricing model with a quoted market price of $.02, a conversion price of fifty percent of the closing bid price with high expected volatility.

The following table sets forth by level with the fair value hierarchy the Company’s financial assets and liabilities measured at fair value on December 31, 2023.

	Level 1	Level 2	Level 3	Total
Assets
None	$–	$–	$–	$–
Liabilities
Derivative Financial instruments	$–	$–	$1,344,234	$1,344,234

NOTE 11 – COMMITMENTS AND CONTINGENCIES.

The Company did not have any Commitments or Contingencies at December 31, 2023 or December 31, 2022. During the fourth quarter of 2023, the Company redeemed the Series D Convertible Preferred Stock pursuant an Exchange and Assumption Agreement under which Crouch and Janovec agreed to assume all obligations associated with the operation of the Farm. For information as to previous years, please see Company’s periodic reports for Fiscal 2014-2021 filed with the OTC Markets Group Inc. at, http://www.otckmarkets.com).

NOTE 12 – LEGAL.

The Company did not have any outstanding legal matters at December 31, 2023 or December 31, 2022. For information as to previous years, please see Company’s periodic reports for Fiscal 2014-2021 filed with the OTC Markets Group Inc. at, http://www.otckmarkets.com).

NOTE 13 – SUBSEQUENT EVENTS

The Company issued 2,350,000 shares of its common stock on February 12, 2024 to satisfy an account payable of $11,750.

The Company filed the required “Change in Control” documentation with OTC Markets Group Inc. on October 30, 2023, and filed the Notice of Corporate Action with FINRA on or about December 14, 2023, following a change of control and the decision by the Company’s Board of Directors to amend its Articles of Incorporation to effectuate a name change from CannaGrow Holdings Inc. to Xtreme One Entertainments Inc. to be effective December 28, 2023; a Certificate of Amendment as to the name change was filed with the Delaware Secretary of State effective December 28, 2023. The Company’s CUSIP number will remain the same, however, the Company has not received the final approval of the name change from FINRA as of the date of these financial statements.

F-29